As filed with the Securities and Exchange Commission on July_____ _____, 2007

                                                   Registration No. ____________

           SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
                  --------------------------------------------

       FORM SB-2 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         PHOTOVOLTAIC SOLAR CELLS, INC.
--------------------------------------------------------------------------------
                (Exact name of Registrant specified in charter)

      Nevada                       3699                   20-8753132
--------------------------------------------------------------------------------
    (State of               (Primary Industrial       (I.R.S.  Employer
   Incorporation)             Classification)               I.D.#)


                        4115 Bandy Blvd., Unit A-7
                         Ft Pierce, Florida 34981
                             (727) 735-7832
--------------------------------------------------------------------------------
   (Address, including zip code of principal place of business and telephone number, including area code of Registrant's principal executive offices.)

                            Lawrence F. Curtin
                                 President
                        4115 Bandy Blvd., Unit A-7
                         Ft Pierce, Florida 34981
                            Tel: (727) 735-7832
                   (Name, address, including zip code
                    and telephone number, including
                     area code of agent for service.)

Approximate date of commencement date or proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

                                                  Proposed
Title of each class  Amount      Proposed          maximum
of securities to be  to be      maximum offering   aggregate     Amount of
registered           registered price per share  offering price registration fee

Common Stock         4,000,000      $.20            $800,000       $24.26
_________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS SUBJECT TO COMPLETION, DATED JULY __,2007

                        PHOTOVOLTAIC SOLAR CELLS, INC.
                          4115 Bandy Blvd., Unit A-7
                           Ft Pierce, Florida 34981
                               (727) 735-7832

              MAXIMUM NUMBER OF SHARES OF COMMON STOCK: 4,000,000

                          NO MINIMUM NUMBER OF SHARES

                        OFFERING PRICE: $0.20 PER SHARE

Photovoltaic Solar Cells, Inc. offers for sale, on a self-underwritten/best efforts/no minimum basis, a maximum of 4,000,000 shares of common stock at a price of $0.20 per share. There is no minimum number of shares that we have to sell. Proceeds from the sale of shares will not be placed in an escrow account. Rather, proceeds will be held in our account. We may use all funds received from the offering immediately, and there may not be any refunds. The offering will be for a period of 90 days from the date of this Prospectus, and may be extended for an additional 90 days in our sole discretion. This offering will end no later than 180 days from the date of this Prospectus and may be terminated sooner in our sole discretion.

This is our initial public offering. No public market currently exists for our shares, although we intend to apply in the future for inclusion in the "Electronic Pink Sheets" of the National Quotation Bureau or the Over-the-Counter Bulletin Board, and perhaps for listing on London's AIM market. We know of no market makers for our common stock. The offering price may not reflect the market price of our shares after the offering.

The shares will be offered and sold by one of our officers, Lawrence F. Curtin, without any discounts or other commissions. An indeterminate number of shares may be sold through broker/dealers who are members of the National Association of Securities Dealers and who will be paid a maximum 10% commission on the sales they make. We currently have no agreements, arrangements, or understandings with any broker/dealers to sell our shares. Until 90 days from the effective date of the Registration Statement of which this Prospectus is a part, or such shorter period as the Securities & Exchange Commission may specify, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions. ______________________

You should consider carefully the Risk Factors beginning on page ___ of this Prospectus. Any investor who cannot afford to sustain the complete loss of his or her investment should not purchase the securities offered herein.
______________________

Neither the Securities and Exchange Commission nor any state securities commission has approved these securities or determined that this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.


     The date of this Prospectus is _____________ _____, 2007.

                               TABLE OF CONTENTS

SUMMARY INFORMATION                                                        3

RISK FACTORS                                                               4

USE OF PROCEEDS                                                           13

DETERMINATION OF OFFERING PRICE                                           13

DILUTION                                                                  13

DIVIDEND POLICY                                                           15

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS                  15

BUSINESS                                                                  15

MANAGEMENT                                                                24

EXECUTIVE COMPENSATION                                                    25

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                            25

PRINCIPAL STOCKHOLDERS                                                    26

DESCRIPTION OF SECURITIES                                                 26

PLAN OF DISTRIBUTION                                                      29

INTEREST OF NAMED EXPERTS AND COUNSEL                                     29

DISCLOSURE OF COMMISSION POSITION OF
   INDEMNIFICATION FOR SECURITIES ACT LIABILITIES                         __

EXPERTS                                                                   __

INDEX TO FINANCIAL STATEMENTS                                             30

SUMMARY INFORMATION

This summary highlights information contained elsewhere in this Prospectus. You should read the entire Prospectus carefully, including "Risk Factors," before investing in our common stock.

Company Photovoltaic Solar Cells, Inc. was incorporated on March 28, 2007 under the laws of the State of Nevada. Our company was formed for purposes of producing and marketing an inexpensive solar cell that can be sold over the Internet, shipped by overnight carrier without breakage, and assembled into solar panels either at the job site or in job shops around the world. Our company is in a developmental stage and has not yet commenced full scale sales, marketing and production activities.

Common stock outstanding        4,050,000 shares
  prior to this offering

Common stock being offered      Up to 4,000,000 shares
   to the public

Common stock outstanding        8,050,000 shares, assuming all 4,000,000 shares
                                are sold after this offering

Price per share to the public   $.20

Offering period                 The shares are being offered for a period not to
                                exceed 90 days, unless extended by our board of directors for an additional 90 days.

Total proceeds raised by        Approximately  $775,000, assuming all shares are
  offering                      sold and no brokerage fees are paid

Use of proceeds                 Payment of offering expenses, purchase of
                                equipment and supplies, payment of overhead, payment of management salaries, and the establishment of a working capital reserve

Plan of distribution            We plans to offer the shares only to qualified
                                investors through the best efforts of its one of our officers, Lawrence F. Curtin, without any discounts or other commissions; provided, however, that we pay a commission to broker/ dealers who are members of the National
                                Association of Securities Dealers not to exceed
                                10% of the aggregate subscription proceeds of any investors presented to us by them. We currently have no agreements, arrangements, or understandings with any broker/dealers to sell our shares.

Risk factors                    Significant risks are involved in investing in
                                our company. For a discussion of risk factors you should consider before buying our common stock, see "RISK FACTORS" beginning on page ___.

                                  RISK FACTORS

     The securities covered by this Prospectus involve a significant degree of risk. Accordingly, they should be considered speculative. You should read the entire Prospectus and carefully consider, among the other factors and financial data described herein, the following risk factors:

                          Risks Related to our Company

     OUR EXTREMELY LIMITED HISTORY MAKES AN EVALUATION OF US AND OUR FUTURE EXTREMELY DIFFICULT, AND PROFITS ARE NOT ASSURED.

Our company was incorporated in March 2007 for the purpose of producing and marketing an inexpensive solar cell that can be sold over the Internet, shipped by overnight carrier without breakage, and assembled into solar panels either at the job site or in job shops around the world. We currently have our intellectual property (which is patented in the United States) as our only asset, and we have had no operating history upon which to base an evaluation of us and our business and prospects. Our business and prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development. For our business plan to succeed, we must successfully undertake most of the following activities:

     * Raise a sufficient amount of funds to construct necessary equipment and commence production
     * Construct and successfully test the equipment necessary to manufacture our solar cells
     *     Successfully commence the commercial production of our solar cells
     *     Develop and increase our customer bases
     * Implement and successfully execute our business and marketing strategy
     *     Provide superior customer service and order fulfillment
     *     Continue to develop our technology
     *     Respond to competitive developments
     *     Attract, retain and motivate qualified personnel.

There can be no assurance that we will be successful in undertaking such activities. Our failure to undertake successfully one or more of the activities described above could materially adversely affect our business, prospects, financial condition and results of operations. In addition, once we commence commercial productions of our solar cells, we could incur operating losses until such time (if ever) as we receive a sufficient number of purchase orders for our solar cells. There can be no assurance that sales of our solar cells will ever generate significant revenue, that we will ever generate positive cash flow from our operations or that (if ever attained) we will be able to sustain profitability in any future period.

AT THIS STAGE OF OUR BUSINESS OPERATIONS, EVEN WITH OUR GOOD FAITH EFFORTS, POTENTIAL INVESTORS HAVE A POSSIBILITY OF LOSING THEIR INVESTMENT.

Because the nature of our business is expected to change as a result of shifts as a result of market conditions, competition, and the development of new and improved technology, management forecasts are not necessarily indicative of future operations and should not be relied upon as an indication of future performance. While management believes its estimates of projected occurrences and events are within the timetable of its business plan, our actual results may differ substantially from those that are currently anticipated. The shares being offered pursuant hereto should be regarded as speculative investments. There is no assurance that investors will obtain any return on their investment, and investors will be subject to a risk of losing their entire investment.

     WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE TO FINANCE OUR PLANNED GROWTH, WHICH WE MAY NOT BE ABLE TO RAISE OR IT MAY ONLY BE AVAILABLE ON TERMS UNFAVORABLE TO US OR OUR STOCKHOLDERS, WHICH MAY RESULT IN OUR INABILITY TO FUND
 OUR WORKING CAPITAL REQUIREMENTS AND HARM OUR OPERATIONAL RESULTS.

We believe that the proceeds from this offering (if at least half of the shares offered pursuant to this Prospectus are sold) will be sufficient to fund our operations until we are able to finance our operations through cash flow, although there can be no assurance that such proceeds will be sufficient for such purpose. If operating difficulties or other factors (many of which are beyond our control) delay our realization of revenues or cash flows from operations, we may be limited in our ability to pursue our business plan. Moreover, if our resources or cash flows do not satisfy our operational needs or if unexpected expenses arise due to unanticipated pressures or our decision to expand our business plan beyond it currently anticipated level or otherwise, we will require additional financing to fund our operations, in addition to anticipated cash generated from our operations. Additional financing might not be available on terms favorable to us, or at all. If adequate funds were not available or were not available on acceptable terms, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our business or otherwise respond to competitive pressures would be significantly limited. In a worse case scenario, we might not be able to fund our operations or to remain in business, which could result in a total loss of your investment. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced, and these newly issued securities might have rights, preferences or privileges senior to those of existing stockholders.

OUR AUDITOR HAS GIVEN US A "GOING CONCERN" QUALIFICATION, WHICH QUESTIONS OUR ABILITY TO CONTINUE AS A GOING CONCERN WITHOUT ADDITIONAL FINANCING.

Our independent certified public accountant has added an emphasis paragraph to its report on our financial statements for the period from March 28, 2007 (date of inception) through May 31, 2007 regarding our ability to continue as a going concern. Key to this determination is our limited operations, lack of sufficient working capital, and loss from operations in the development stage. Management plans to try to raise capital through this initial public offering. In the event that this raising proves to be insufficient, we will seek additional funding, through either an alternative equity financing. There can be no assurance that we will be successful in achieving these objectives, becoming profitable, commencing commercial production of our product, or (once commenced) continuing such production without either a temporary interruption or a permanent cessation.

     WE DEPEND ON CERTAIN KEY PERSONNEL.

We substantially depend upon the efforts and skills of our current management. The loss of the services of one or more members of our current management, or the inability of one or more of them to devote sufficient attention to our operations, could materially and adversely affect our operations. We have not entered into a written employment agreement with Lawrence F. Curtin, our President. As a result, Mr. Curtin may discontinue providing his services to us at any time and for any reason, and even thereafter commence competition with us. Moreover, we do not maintain key man life insurance on any member of management, and we have not required any member of management to enter into any covenant or agreement not to compete with us.

     OUR HUMAN RESOURCES MAY NOT BE SUFFICIENT FOR THE FUTURE, AND WE HAVE NO ASSURANCE THAT WE CAN ATTRACT ADDITIONAL QUALIFIED PERSONNEL.

There can be no assurance that the current level of human resources is sufficient to perform all responsibilities necessary or beneficial for management to perform. Our success in attracting additional qualified personnel will depend on many factors, including our ability to provide them with competitive compensation arrangements, equity participation and other benefits. There is no assurance that (if we need to) we will be successful in attracting highly qualified individuals in key positions.

     LIMITATIONS ON CLAIMS AGAINST OUR OFFICERS AND DIRECTORS, AND OUR OBLIGATION TO INDEMNIFY THEM, COULD PREVENT OUR RECOVERY OF LOSSES CAUSED BY THEM.

The corporation law of Nevada allows a Nevada corporation to limit the liability of its directors to the corporation and its stockholders to a certain extent, and our Restated Articles of Incorporation have eliminated our directors' liability to the maximum extent permitted by the corporation law of Nevada. Moreover, our Bylaws provide that we must indemnify each director, officer, agent and/or employee to the maximum extent provided for by the corporation law of Nevada. Further, we may purchase and maintain insurance on behalf of any such persons whether or not we have the power to indemnify such person against the liability insured against. Consequently, because of the actions or omissions of officers, directors, agents and employees, we could incur substantial losses and be prevented from recovering such losses from such persons. Further, the Securities & Exchange Commission maintains that indemnification for liabilities arising under the Securities Act is against the public policy expressed in the Securities Act, and is therefore unenforceable.

     INCUMBENT MANAGEMENT OWNS A LARGE PERCENTAGE OF OUR OUTSTANDING STOCK, AND CUMULATIVE VOTING IS NOT AVAILABLE TO STOCKHOLDERS.

Our current officers and directors currently own approximately 88.9% of our outstanding common stock and (assuming all 4,000,000 shares are sold) will own approximately 44.7% of our outstanding common stock after this offering (with the percentage being higher to the extent that fewer than all of the shares are sold). Cumulative voting in the election of directors is expressly denied in our Restated Articles of Incorporation. Accordingly, the holder or holders of a majority of our outstanding shares of common stock may elect all of our directors. The large percentage ownership of our outstanding common stock held by our officers and directors helps enable them to maintain their positions as such and thus control of our business and affairs.

     WE MAY EXPERIENCE RAPID GROWTH, AND IN SUCH CASE WE WILL NEED TO MANAGE THIS GROWTH EFFECTIVELY.

     * Manage relationships with various strategic partners and other third parties;
     *     Hire and retain skilled personnel necessary to support our business;
     *     Train and manage a growing employee base;
     *     Continually develop our financial and information management systems;
             and
     *     Raise any required capital.

If we fail to make adequate allowances for the costs and risks associated with this expansion or if our systems, procedures or controls are not adequate to support our operations, our business could be harmed. Our inability to manage growth effectively could materially and adversely affect our business, results of operations and financial condition.

                         Risks Related to our Business

WE  DEPEND  ON  THE  ACCEPTANCE  OF  OUR SOLAR CELLS IN THE SOLAR ELECTRIC POWER
MARKET.

We believe we can produce our solar cells at a lower cost per watt than other currently available competing solar cell technologies because of the truly continuous nature of our manufacturing process, the unique design of our solar cells, the use of inexpensive raw materials and the elimination of costly manufacturing steps that must be used in other competing technologies. We believe that the anticipated lower cost per watt of solar cells produced by our manufacturing process will provide us with pricing advantages over current technologies. Our ability to sell our solar cells at a lower price per watt than conventional solar cells and the market acceptance of our solar cells may be affected by:

     *     our inability to produce our solar cells at projected costs
     * a more rapid decline in prices for competing solar cells than is currently anticipated
     * the lower energy conversion efficiency and power of our solar cells compared to some competing solar cells
     *     the size, appearance and quality of our solar cells
     * the acceptance of our solar cells for incorporation into other applications by manufacturers over which we have no control

To date, we have received no revenue from the sale of our solar cells. While we believe that our solar cells are commercially viable, developing new products is inherently difficult and uncertain. There can be no assurance that significant market demand for our solar cells will ever develop. The failure of our solar cells to achieve market acceptance, price advantage or both could materially adversely affect our business, results of operations and financial condition.

     WE HAVE ONLY ONE TYPE OF PRODUCT, AND OUR SUCCESS DEPENDS ON THE SUCCESS OF THIS SINGLE TYPE OF PRODUCT.

We currently intend to manufacture only solar cells for the foreseeable future. At the present, our success depends entirely upon our ability to manufacture and sell solar cells on a profitable basis. Our lack of product diversification may make the results of our operations riskier and more volatile than they would be if we manufactured more than one type of product. Unlike certain entities that have the resources to consummate several business combinations or entities operating in multiple industries or multiple segments of a single industry, we will not have the resources to diversify our operations or benefit from the possible spreading of risks or offsetting of losses.

     THE GROWTH OF THE SOLAR ELECTRIC POWER MARKET IS UNCERTAIN.

The market for solar electric power products has grown steadily in the past. See the data contained in "BUSINESS - The Solar Electric Power Industry." The success of our business depends in part on the assumption of continuing market growth. The failure of the market for solar electric power to continue to grow could materially adversely affect our business, results of operations and financial condition.

     IF OUR MANUFACTURING EQUIPMENT FAILS, WE WILL NOT BE ABLE TO COMMENCE OR (ONCE COMMENCED) CONTINUE PRODUCTION OF OUR SOLAR CELLS.

The equipment by which we expect to manufacture our solar cells will be customized and will need to be built. In view of the preceding, our equipment may take longer to construct, may cost more than expected, and may never operate as anticipated. We expect that our manufacturing equipment will be comprised of existing, available components that we will assemble in a proprietary way. As a result, we do not expect to engage an engineer to prepare designs and specifications for the equipment. Following construction of the equipment, we will need to test it to ensure that it meets production standards. If our equipment fails, we might not be able to commence production of our solar cells or (once commenced) to continue production. Moreover, if any manufacturer of the components to be incorporated into our equipment were to cease making such components, we might encounter difficulty in repairing or replacing our equipment if it were to become damaged or stop working. Any failure of our manufacturing equipment could materially adversely affect our business, results of operations and financial condition.

     THE UNAVAILABILITY OF A KEY COMPONENT COULD INTERRUPT OR IMPAIR OUR ABILITY TO MANUFACTURE OUR SOLAR CELLS.

Selenium/Graphite is the primary raw material that we will use in the production of our solar cells. Selenium (Se) is the 69th most abundant material in the earth's crust. It is also recoverable from both waste water and from refineries. However Se is the major component of CIGS solar cells. There are several companies that have announced the plans for building facilities to make CIGS solar cells. Once these plants come online the price of Selenium could increase substantially. Graphite is a readily available material. If Selenium ever became scarce, our operations could be interrupted or impaired. During times of scarcity, suppliers could substantially increase their prices, and we may be unable to pass increases in the cost of our raw materials through to our customers. Future increases in demand for Selenium due to an increased demand for solar energy could result in higher future prices for Selenium.

WE  MUST  KEEP  PACE  WITH  TECHNOLOGICAL  CHANGES.

The markets for our solar electric power products are characterized by changing technology. While we believe we have developed a new technology for solar electric power applications, our future success will largely depend on our ability to keep pace with advancing solar electric power technology. In addition to our technology, we believe that there are a variety of competing technologies under active development by other companies. Any of these competing technologies could achieve manufacturing costs less than the manufacturing costs expected to be achieved by the solar cells being developed by us. Our development efforts could be rendered obsolete by technological advances of others. Moreover, other materials could prove more advantageous for the commercialization of solar electric power products. We believe that to remain competitive in the future, we will need to invest continued efforts and financial resources in research and development. Our failure to develop and introduce new or improved solar cells in a timely fashion could materially adversely affect our business, results of operations and financial condition.

     OUR INDUSTRY IS HIGHLY COMPETITIVE.

The markets for our solar cells are intensely competitive and characterized by changing technology. We expect to experience competition from numerous companies in each of the markets in which we will participate. We expect that our competition will consist of major electrical, oil and chemical companies, specialized electronics firms, universities, research institutions in the United States, Germany, Japan, Australia and other parts of Asia and Europe, and foreign government sponsored companies. Most of our competitors will be more established, benefit from greater market recognition and have substantially greater financial, development, manufacturing and marketing resources than we expect to have. We believe the principal competitive factors in the market for solar electric power components are:

     *  price  per  watt
     *  long term stability and reliability
     *  product performance (primarily  conversion efficiency)
     *  ease of handling and installation
     *  product quality
     *  reputation

     WE ARE SUBJECT TO COMPLEX LAWS AND REGULATIONS, WHICH CAN MATERIALLY AND ADVERSELY AFFECT THE COST, MANNER OR FEASIBILITY OF DOING BUSINESS.

Existing regulations and policies and changes to these regulations and policies may present technical, regulatory and economic barriers to the purchase and use of solar cells, which may significantly reduce demand for our products. The market for electricity generation products is heavily influenced by foreign, federal, state and local government regulations and policies concerning the electric utility industry, as well as policies promulgated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation. In the United States and in a number of other countries, these regulations and policies currently are being modified and may be modified again in the future. These regulations and policies could deter end-user purchases of solar cells and investment in the research and development of solar cell technology. We anticipate that our solar cells and their installation will be subject to oversight and regulation in accordance with national and local ordinances relating to building codes, safety, environmental protection, utility interconnection and metering and related matters. Tracking the requirements of individual states and design equipment to comply with the varying standards is difficult. Any new government regulations or utility policies pertaining to our solar cells may result in significant additional expenses to us, our resellers and their customers and, as a result, could cause a significant reduction in demand for our solar cells.

     ENVIRONMENTAL OBLIGATIONS AND LIABILITIES COULD HAVE A SUBSTANTIAL NEGATIVE IMPACT ON OUR FINANCIAL CONDITION, CASH FLOWS AND PROFITABILITY.

Our operations involve the use, handling, generation, processing, storage, transportation and disposal of hazardous materials and are subject to extensive environmental laws and regulations at the national, state, local and international level. Such environmental laws and regulations include those governing the discharge of pollutants into the air and water, the use, management and disposal of hazardous materials and wastes, the cleanup of contaminated sites and occupational health and safety. We may have to incur significant costs and capital expenditures in complying with these laws and regulations. In addition, violations of, or liabilities under, environmental laws or permits may result in restrictions being imposed on our operating activities or in our being subjected to substantial fines, penalties, criminal proceedings, third party property damage or personal injury claims, cleanup costs or other costs. Future developments such as more aggressive enforcement policies, the implementation of new, more stringent laws and regulations, or the discovery of unknown environmental conditions may require expenditures that could materially adversely affect our business, results of operations or financial condition.

In addition, certain components of our products contain Selenium (Se). Elemental Se and certain of its compounds are regulated as hazardous due to the adverse health effects that may arise from human exposure. Although the risks of exposure to Se are not believed to be as serious as those relating to the exposure of elemental Se, the chemical, physical and toxicological properties of Se have not been thoroughly investigated and reported. We plan to maintain controls to minimize personal exposure to Se and require our personnel who handle Se compounds to follow certain safety procedures, including the use of personal protective equipment such as respirators, chemical goggles and protective clothing. While we believe that such factors and procedures are sufficient to protect our personnel, end-users and the general public from Se exposure, we cannot assure you that human or environmental exposure to Se or Se compounds to be used in our products will not occur. Any such exposure could result in future third-party claims against us, as well as damage to our reputation and heightened regulatory scrutiny of our products. The occurrence of such future events could materially adversely affect our business, financial condition or results of operations. The use of Se in various products is also coming under increasingly stringent governmental regulation. Future regulation in this area could impact the manufacture and sale of Se-containing solar modules and could require us to make unforeseen environmental expenditures.

     PRODUCT DEFECTS OR ERRORS MAY HAVE A NEGATIVE IMPACT ON OUR REVENUES, DAMAGE OUR REPUTATION AND DECREASE OUR ABILITY TO ATTRACT NEW CUSTOMERS.

Products as complex as those that we are developing often contain errors or defects, particularly when first introduced and when new versions or enhancements are released. Although we will strive to assure that our products have no errors and defects, there can be no assurance that (despite testing) defects and errors will not be found in our products after commencement of commercial shipments. Any defects or errors could result in damage to our reputation, the loss of sales, a diversion of our product development resources, or a delay in market acceptance and thereby materially adversely affecting our business, operating results and financial condition. Furthermore, there can be no assurance that our products will meet all of the expectations and demands of our customers. The failure of our products to perform to customer expectations could also give rise to warranty claims. Any of these claims, even if not meritorious, could result in costly litigation or divert management's attention and resources.

WE MAY INCUR LOSSES RESULTING FROM PRODUCT LIABILITY CLAIMS, BUSINESS INTERRUPTIONS OR NATURAL DISASTERS, AND WE MAY NOT HAVE ADEQUATE INSURANCE TO PROTECT AGAINST SUCH EVENTS.

We are exposed to risks associated with product liability claims in the event that the use of our solar cells results in personal injury or property damage. Since our solar cells are electricity-producing devices, users could conceivably be injured or killed by our solar cells, whether by product malfunctions, defects, improper installation or other causes. We are unable to predict whether product liability claims will be brought against us in the future or the effect of any resulting adverse publicity on our business. Moreover, we may not have adequate resources and insurance to satisfy a judgment in the event of a successful claim against us. The successful assertion of product liability claims against us could result in potentially significant monetary damages and require us to make significant payments. Any business disruption or natural disaster could result in substantial costs and diversion of resources. We do not have in effect general liability insurance, although we will to attempt to procure such insurance when funds are available for it. Such insurance may prove to be unavailable on terms acceptable to us or unavailable upon any terms at all for that matter. Even if we procure this insurance, the insurance may not cover all potential claims or may not adequately indemnify us for all liability to which we are imposed. Any liability or legal defense expenses not covered by insurance or exceeding our insurance coverage could materially and adversely affect our business, operating results and financial condition.

IF WE ARE UNABLE TO PROTECT ADEQUATELY OR ENFORCE OUR RIGHTS TO OUR INTELLECTUAL
 PROPERTY, WE MAY LOSE VALUABLE RIGHTS, EXPERIENCE REDUCED MARKET SHARE, IF ANY, OR INCUR COSTLY LITIGATION TO PROTECT SUCH RIGHTS.

We will generally require our employees, consultants, advisors and collaborators to execute appropriate confidentiality agreements. These agreements typically will provide that all materials and confidential information developed or made known to the individual during the course of the individual's relationship with us is to be kept confidential and not disclosed to third parties except in specific circumstances. These agreements may be breached, and in some instances, we may not have an appropriate remedy available for breach of the agreements. Furthermore, our competitors may independently develop substantial equivalent proprietary information and techniques, reverse engineer information and techniques, or otherwise gain access to our proprietary technology. In addition, the laws of some foreign countries may not protect proprietary rights to the same extent as U.S. law. We may be unable to meaningfully protect its rights in trade secrets, technical know how and other non patented technology.

We may have to resort to litigation to protect our rights for certain intellectual property, or to determine their scope, validity or enforceability. Enforcing or defending our rights is expensive and may distract management from its development of the business if not properly managed. Such efforts may not prove successful. There is always a risk that patents, if issued, may be subsequently invalidated, either in whole or in part, and this could diminish or extinguish protection for any technology we may license. Any failure to enforce or protect our rights could cause it to lose the ability to exclude others from using our technology to develop or sell competing products.

THIRD PARTIES MAY SUE US, CLAIMING THAT OUR PRODUCT INFRINGES ON THEIR INTELLECTUAL PROPERTY RIGHTS. DEFENDING AN INFRINGEMENT LAWSUIT IS COSTLY, AND WE MAY NOT HAVE ADEQUATE RESOURCES TO DEFEND. ANY SETTLEMENT OR JUDGMENT AGAINST US COULD HARM OUR FUTURE PROSPECTS.

We may be exposed to future litigation by third parties based on claims that our technology, product or activity infringes on the intellectual property rights of others or that we have misappropriated the trade secrets of others. This risk is compounded by the fact that the validity and breadth of claims covered in technology patents in general, and the breadth and scope of trade secret protection, involves complex legal and factual questions for which important legal principles are unresolved. Any litigation or claims against us, whether or not valid, could result in substantial costs, could place a significant strain on our financial and managerial resources, and could harm our reputation. In addition, intellectual property litigation or claims could force us to do one or more of the following:

     * Cease selling, incorporating or using any of our technology and/or product that incorporates the challenged intellectual property, which could adversely affect our revenue;

     * Obtain a license from the holder of the infringed intellectual property right, which may be costly or may not be available on reasonable terms, if at all; or

     *     Redesign our product, which would be costly and time consuming.

THERE ARE RISKS ASSOCIATED WITH INTERNATIONAL SALES.

     We expect that international sales will represent a significant portion of our product sales. International sales are subject to a number of risks, including the following:

     *     changes in foreign government regulations and technical standards
     *     difficulty of protecting intellectual property
     *     export license requirements, tariffs, taxes and other trade barriers
     *     requirements or preferences of foreign nations for domestic products
     *     fluctuations in currency exchange rates relative to the U.S. dollar
     *     difficulties in collecting accounts receivable
     *     extended accounts receivable cycles
     *     political and economic instability
     *     potentially adverse tax consequences

The occurrence of any of the events described above on a broad basis could materially adversely affect our business, results of operations and financial condition.

                       Risks Related to our Common Stock

     OUR AUTHORIZED PREFERRED STOCK EXPOSES HOLDERS OF OUR COMMON STOCK TO CERTAIN RISKS.

Our Restated Articles of Incorporation, as amended, authorize the issuance of up to 10,000,000 shares of preferred stock, par value $.0001 per share. The authorized but unissued preferred stock constitutes what is commonly referred to as "blank check" preferred stock. This type of preferred stock may be issued by the Board of Directors from time to time on any number of occasions, without stockholder approval, as one or more separate series of shares comprised of any number of the authorized but unissued shares of preferred stock, designated by resolution of the Board of Directors stating the name and number of shares of each series and setting forth separately for such series the relative rights, privileges and preferences thereof, including, if any, the: (i) rate of dividends payable thereon; (ii) price, terms and conditions of redemption; (iii) voluntary and involuntary liquidation preferences; (iv) provisions of a sinking fund for redemption or repurchase; (v) terms of conversion to common stock, including conversion price, and (vi) voting rights. Such preferred stock may provide our Board of Directors the ability to hinder or discourage any attempt to gain control of us by a merger, tender offer at a control premium price, proxy contest or otherwise. Consequently, the preferred stock could entrench our management. The market price of our common stock could be depressed to some extent by the existence of the preferred stock. As of the date of this Prospectus, no shares of preferred stock had been issued.


     OUR COMMON STOCK HAS NEVER BEEN TRADED.

There has not been any established public market for the trading of our shares of common stock. Subject to the sponsorship of a market maker, our shares of common stock will be traded in the "Electronic Pink Sheets" of the National Quotation Bureau or in the over-the-counter market on the OTC Electronic Bulletin Board, and possibly on London's AIM market. There can be no assurance as to the prices at which our common stock will trade in the future. Until shares of our common stock become more broadly held and orderly markets develop, and even thereafter, the price of our common stock may fluctuate significantly. The price for our common stock will be determined in the marketplace and may be influenced by many factors, including the following: * The depth and liquidity of the markets for our common stock; * Investor perception of us and the industry in which we participate; * General economic and market conditions; * Responses to quarter to quarter variations in operating results; * Failure to meet securities analysts' estimates; * Changes in financial estimates by securities analysts; * Conditions, trends or announcements in the oil and gas industry; * Announcements of significant acquisitions, strategic alliances, joint ventures or capital commitments by us or our competitors; * Additions or departures of key personnel; * Sales of our common stock; * Accounting pronouncements or changes in accounting rules that affect our financial statements; and * Other factors and events beyond our control.

The market price of our common stock could experience significant fluctuations unrelated to our operating performance. As a result, a stockholder (due to personal circumstances) may be required to sell such stockholder's shares of our common stock at a time when our stock price is depressed due to fluctuations, possibly based on factors beyond our control.

     OUR COMMON STOCK HAS A LIMITED FLOAT.

Only the shares of Common Stock offered pursuant to this Prospectus will be freely tradable after the completion of this offering. This limited float may decrease the liquidity of our Common Stock from what it would be in a more active trading market. It could also cause holders of our Common Stock to retain their shares longer than they may want. The resulting limited liquidity may also have the effect of depressing the price of our Common Stock. We believe that the initial limited float will be eased to some extent over time as, if and when the following events occur:

     * Shares of Common Stock subject to legal or contractual restrictions become freely tradeable
     *     We undertake public offerings of additional shares of Common Stock

     SALES OF LARGE QUANTITIES OF OUR COMMON STOCK COULD REDUCE THE PRICE OF OUR COMMON STOCK.

Presently, 4.05 million shares of Common Stock are issued and outstanding, all of which are "restricted securities" as that term is defined in Rule 144 promulgated under the Act. Rule 144 provides in general that a person (or persons whose shares are aggregated) who has satisfied a one-year holding period, may sell within any three month period, an amount which does not exceed the greater of 1% of the then outstanding shares of Common Stock or (in certain circumstances not expected to apply to us for some period of time) the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits the sale of shares, under certain circumstances, without any quantity limitation, by persons who are not affiliates of us and who have beneficially owned the shares for a minimum period of two years. The possible sale of these restricted shares may, in the future dilute an investor's percentage of freely tradeable shares and may have a depressive effect on the price of our securities and such sales, if substantial, might also adversely affect our ability to raise additional equity capital. See "DESCRIPTION OF SECURITIES Shares Eligible for Future Sale."

     BECAUSE OUR BOARD OF DIRECTORS DOES NOT INTEND TO PAY DIVIDENDS ON OUR COMMON STOCK IN THE FORESEEABLE FUTURE, STOCKHOLDERS MAY HAVE TO SELL THEIR SHARES OF OUR COMMON STOCK TO REALIZE A RETURN ON THEIR INVESTMENT IN THE SHARES.

The holders of our shares of common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available therefor. To date, we have paid no dividends. Our Board of Directors does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in our business operations. Accordingly, a return on an investment in shares of our common stock may be realized only through a sale of such shares, if at all.

                         Risks Related to the Offering

     THE ABSENCE OF A REQUIREMENT THAT A MINIMUM NUMBER OF UNITS BE SOLD IN THIS OFFERING EXPOSES INVESTORS TO CERTAIN RISKS.

This offering does not require that we sell a certain minimum aggregate number of shares in connection with this offering. No assurance may be given that all (or even a majority) of the shares of the shares will be sold or that we will not terminate this offering before a sufficient number of shares are sold to enable us to obtain the funds we consider necessary to pursue our business plan. Thus, investors may be at a greater risk that sufficient funding may not be obtained in this offering than in other offerings where a minimum amount of securities must be sold. There can be no assurance that we will be able to sell a sufficient number of shares to finance our business plan. If we fail to sell a sufficient number of shares to finance our business plan, we would be constrained to seek alternative financing, and there is no assurance that we would be successful in obtaining such financing. In a worse case scenario, we might not be able to fund our operations or to remain in business, which could result in a total loss of your investment.

WE ARBITRARILY SET THE OFFERING PRICE OF  THE  SHARES.

To some extent, we have arbitrarily set the offering price of the shares offered hereby. The offering price is not based on any generally accepted method for valuing securities. Such offering price may not be any indication of the value of the shares or the value of our business. No assurance can be given that any shares, if transferable, could be sold for the offering price or for any other amount.

INVESTORS  IN  THE  SHARES  WILL  EXPERIENCE  IMMEDIATE AND SUBSTANTIAL
DILUTION.

Purchasers of the shares are expected to experience an immediate and substantial dilution in net tangible book value per share, and existing stockholders are expected to experience an immediate and substantial increase in net tangible book value per share. The foregoing could materially adversely affect the market value of the shares. The net tangible book value dilution to new investors in this offering will be $.114 per share at a public offering price of $.20 per share, assuming all shares offered hereby are sold and no commission is paid to any licensed broker/dealer. See "Dilution" for a more complete description of how the value of your investment in our shares will be diluted upon completion of this offering.

     BECAUSE THERE IS NO UNDERWRITER, YOU WILL NOT RECEIVE THE BENEFITS OF AN UNDERWRITTEN OFFERING.

There is no underwriter for this offering. Therefore, you will not have the benefit of an underwriter's due diligence efforts, which would typically include underwriter involvement in the preparation of information for disclosure and the pricing of the securities being offered as well as other matters. Because we have only very limited experience in the private sales of securities, investors may not be able to rely on our ability to consummate this offering. Accordingly, there can be no assurances as to the number of shares that may be sold or the amount of capital that may be raised by this offering.

     THE TRADING PRICE OF OUR COMMON STOCK MAY ENTAIL ADDITIONAL REGULATORY REQUIREMENTS, WHICH MAY NEGATIVELY AFFECT SUCH TRADING PRICE.

We expect that the trading price of our common stock will start below $5.00 per share. As a result of this price level, trading in our common stock will be subject to the requirements of certain rules promulgated under the Exchange Act. These rules require additional disclosure by broker dealers in connection with any trades generally involving any non NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such rules require the delivery, before any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker dealers who sell penny stocks to persons other than established customers and accredited investors
(generally institutions). For these types of transactions, the broker dealer must determine the suitability of the penny stock for the purchaser and receive the purchaser's written consent to the transaction before sale. The additional burdens imposed upon broker dealers by such requirements may discourage broker dealers from effecting transactions in our common stock. As a consequence, the market liquidity of our common stock could be severely affected or limited by these regulatory requirements.

     OUR MANAGEMENT HAS BROAD DISCRETION OVER THE USE OF THE NET PROCEEDS FROM THIS OFFERING, AND YOU MAY NOT AGREE WITH HOW THEY USE THEM.

Our management will have significant flexibility in applying a portion of the proceeds that we receive in this offering and that will be placed in a working capital reserve. Because these proceeds are not required to be allocated to any specific purpose, investment or transaction, you cannot determine the value or propriety of our management's application of the proceeds on our behalf. See "Use of Proceeds" for a more detailed description of how management intends to apply the proceeds of this offering, and the approximate amounts that will be placed in a working capital reserve depending on the amount raised in this offering.

                                USE OF PROCEEDS

This offering is being made on a best efforts/no minimum basis. Since this is a no minimum offering, there is no assurance that we will raise any proceeds. The following table sets forth management's current estimate of the allocation of net proceeds expected to be received from this offering in four scenarios. Actual expenditures may vary from these estimates. Pending such uses, we will invest the net proceeds in an interest-bearing account. Under the four scenarios set forth below, we anticipate that resulting net proceeds sufficient to pursue our business plan for the next 12 months as now in effect will be available so long as we sell 50% of the shares being offered pursuant to this Prospectus. We cannot guarantee that our cash requirements will be satisfied during this time period. Should our cash requirements exceed our net proceeds during the subject time period, then we will have to raise additional funds in order to continue our business. Thus, we might need to raise additional funds during the next 12 months; otherwise our business may fail.

                       If the Maximum
                         4,000,000     If 3,000,000  If 2,000,000  If 1,000,000
                         Shares sold    Shares sold  Shares sold   Shares sold

Total Proceeds:            $800,000       $600,000     $400,000      $200,000

Less:
   Commissions (1)           80,000         60,000       40,000        20,000
   Offering Expenses         25,000         25,000       20,000        15,000
                           --------        -------      -------       -------
Net Proceeds from          $695,000        515,000      340,000       165,000
   Offering Available:

Use of Net Proceeds:
   Equipment and Supplies  $146,000        146,000      146,000       146,000
   Overhead (2)              76,200         76,200       76,200         -0- (3)
   Management Compensation   54,000         54,000       54,000         -0-
   Working Capital Reserve $418,800        238,800       63,800        19,000
                           --------        -------      -------       -------
Total Use of Net Proceeds: $695,000        515,000      340,000       165,000

(1) We plan to have one of our officers, Lawrence F. Curtin, sell shares offered pursuant to this Prospectus. Mr. Curtin will not receive any commissions or discounts. We do not have any agreements, arrangements or understandings with any broker/dealers to offer or sell our shares, although we may, at our discretion, retain such to assist in the offer and sale of our shares. This represents the maximum underwriting discounts and commissions we will pay if broker/dealers are used to sell the shares. To the extent that we do not pay underwriting discounts and commissions, Net Proceeds from Offering Available, Working Capital Reserve, and Total Use of Net Proceeds will increase, except that if a small number of shares are raised Overhead and Management Compensation may increase while Working Capital Reserve may not.

(2) Depending on the amount raised in the offering, a substantial part of the proceeds may be allocated to overhead expenses. Specifically, we expect that the overhead expenses portion of the proceeds will be used to pay expenses such as employee wages, office rent, electrical usages, Internet site maintenance, limited marketing, administration costs, and other office expenses.

(3) One of our officers, Lawrence F. Curtin, has agreed that, if a sufficient number of shares offered pursuant to this Prospectus are not sold, he will provide facilities that will alleviate our overhead expenses.

DETERMINATION OF OFFERING PRICE

As no underwriter has been retained to offer our securities, the offering price of our shares was not determined by negotiation with an underwriter as is customary in underwritten public offerings. Rather, we arbitrarily selected the offering price. There is no relationship between the offering price of the shares and our assets, earnings, book value, net worth or other economic or recognized criteria or future value of our shares.

DILUTION

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares that you purchase is also a result of the lower book value of the shares held by our existing shareholders.

As of the date of this Prospectus, we had 4.05 million common shares issued and outstanding and a net tangible book value of $200 or $-0- per share.

The proceeds from the sale of shares will vary depending on the total number of shares sold.

Upon completion of this offering, if all 4,000,000 shares (or 100%) offered hereunder are sold, there would be a total of 8.05 million common shares issued and outstanding. If the maximum 4,000,000 shares are sold, then the net proceeds after deducting offering expenses of $105,000 will be $695,000. The net offering proceeds taken together with the net tangible book value would amount to a total net tangible book value of $695,200. Our net tangible book value divided by the number of shares outstanding results in a per share book value of $.086. Thus, shareholders who purchase shares in this offering will incur an immediate dilution in book value of their shares of $.114 or approximately 57% and our existing shareholders would receive an increase in book value of approximately $.086 per share without any additional investment on their part.

Upon completion of this offering, if 3,000,000 shares (or 75%) offered hereunder are sold, there would be a total of 7.05 million common shares issued and outstanding. If 3,000,000 shares are sold, then the net proceeds after deducting offering expenses of $85,000 will be $515,000. The net offering proceeds taken together with the net tangible book value would amount to a total net tangible book value of $515,200. Our net tangible book value divided by the number of shares outstanding results in a per share book value of $.073. Thus, shareholders who purchase shares in this offering will incur an immediate dilution in book value of their shares of $.127 or approximately 63% and our existing shareholders would receive an increase in book value of approximately $.127 per share without any additional investment on their part.

Upon completion of this offering, if 2,000,000 shares (or 50%) offered hereunder are sold, there would be a total of 6.05 million common shares issued and outstanding. If 2,000,000 shares are sold, then the net proceeds after deducting offering expenses of $60,000 will be $340,000. The net offering proceeds taken together with the net tangible book value would amount to a total net tangible book value of $340,200. Our net tangible book value divided by the number of shares outstanding results in a per share book value of $.056. Thus, shareholders who purchase shares in this offering will incur an immediate dilution in book value of their shares of $.144 or approximately 72% and our existing shareholders would receive an increase in book value of approximately $.144 per share without any additional investment on their part.

Upon completion of this offering, if 1,000,000 shares (or 25%) offered hereunder are sold, there would be a total of 5.05 million common shares issued and outstanding. If 1,000,000 shares are sold, then the net proceeds after deducting offering expenses of $35,000 will be $165,000. The net offering proceeds taken together with the net tangible book value would amount to a total net tangible book value of $165,200. Our net tangible book value divided by the number of shares outstanding results in a per share book value of $.0327. Thus, shareholders who purchase shares in this offering will incur an immediate dilution in book value of their shares of $.1673 or approximately 84% and our existing shareholders would receive an increase in book value of approximately $.0327 per share without any additional investment on their part.

The following information compares the differences of your investment in our shares with the investment of our existing shareholders:

Existing Shareholders

Price per share                                                  $.0185
Net tangible book value per share before offering                $  -0-
Net tangible book value per share after offering                 $.0860
Increase to current shareholders in net tangible book
 value per share after offering                                  $.0675
Capital Contributions                                            $  -0-
Number of shares outstanding before the offering              4,050,000
Number of shares outstanding after the offering
 by public investors                                          8,050,000
Percentage of ownership after the offering                        50.3%

Purchasers of Shares in this Offering if all Shares sold

Price per share                                                  $  .20
Dilution per share                                               $ .114
Capital contributions                                            $  -0-
Number of shares after offering held
 by public investors                                          4,000,000
Percentage of ownership after the offering                        49.7%

Purchasers of Shares in this Offering if 75% of Shares sold

Price per share                                                  $  .20
Dilution per share                                               $ .127
Capital contributions                                            $  -0-
Number of shares after offering held
 by public investors                                          3,000,000
Percentage of ownership after the offering                        42.5%

Purchasers of Shares in this Offering if 50% of Shares sold

Price per share                                                  $  .20
Dilution per share                                               $ .144
Capital contributions                                            $  -0-
Number of shares after offering held
 by public investors                                          2,000,000
Percentage of ownership after the offering                          33%

Purchasers of Shares in this Offering if 25% of Shares sold

Price per share                                                  $  .20
Dilution per share                                               $.1673
Capital contributions                                            $  -0-
Number of shares after offering held
 by public investors                                          1,000,000
Percentage of ownership after the offering                        19.8%

                                DIVIDEND POLICY

Our company has paid no cash dividends on its Common Stock, and we presently intend to retain earnings to finance the expansion of our business. Payment of future dividends, if any, will be at the discretion of the Board of Directors after taking into account various factors, including our financial condition, results of operations, current and anticipated cash needs and plans for expansion.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our securities are not currently traded publicly. There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of shares may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resales. Furthermore, the shares are not marginable and it is not likely that a lending institution would accept our common stock as collateral for a loan.

Pursuant to this Prospectus, we propose to publicly offer up to a total of up to 4,000,000 shares of common stock on a best efforts/no minimum basis. To date, none of our outstanding shares of common stock are subject to outstanding options, warrants to purchase, or securities convertible into common stock. We have not agreed to register shares of common stock held by existing security holders for resale. We currently have six shareholders.

                                    BUSINESS

                                    Overview

Photovoltaic Solar Cells, Inc. was incorporated on March 28, 2007 under the laws of the State of Nevada. Our company was formed for purposes of producing and marketing an inexpensive solar cell that can be sold over the Internet, shipped by overnight carrier without breakage, and assembled into solar panels either at the job site or in job shops around the world. Solar cells are semiconductor devices that convert sunlight into electricity and form the building block for all solar electric power products. We have acquired the patent rights to a proprietary process and design (the "Process and Design") from Lawrence F.
Curtin, a Director and our President. We believe that the Process and Design have certain advantages over other current technologies used for the manufacture of solar cells. These advantages include the following:

     *     Faster manufacturing process
     * Less expensive manufacturing process using less expensive raw materials
     * The production of finished solar cells that are lighter and less susceptible to damage during shipping and that result in lower shipping costs as a result
     * The production of finished solar cells that have lower installation costs and are less susceptible to theft

We are in a developmental stage and have not yet commenced full scale sales, marketing and production activities. Once commercial production commences, our solar cells will be marketed and sold as a commodity for incorporation into applications and panels developed by original equipment manufacturers, other companies or individuals. (Panels are assemblies of solar cells connected together and encapsulated in a weatherproof package.) We do not intend to develop applications or panels for its solar cells at any time in the foreseeable future.

The Solar Electric Power Industry

Solar electric power offers a number of advantages over traditional sources of power. These advantages include the following:

     *     Fuel risk advantage.    Unlike fossil and nuclear-fueled power
           generation, solar power generation does not require additional fuel and therefore is not susceptible to rising fuel prices or delivery risk. Although the amount and timing of sunlight varies over the day, season and year, a properly sized and configured system can be designed to be highly reliable while providing a long-term, fixed price electricity supply.

     *     Reliability.    With no moving parts or regularly required
           maintenance, solar power systems are among the most reliable forms of electricity generation, unlike a conventional utility grid that is subject to power delivery constraints or outages during periods of high demand.

     * Durability. Accelerated aging tests have shown that, without the need for major maintenance, solar power systems can operate for 25 or more years.

     *     Scalability.   Solar electric power is highly scalable, unlike a
           conventional utility grid that depends critically on economies of large scale.

     *     Environmental advantage.    Solar power is one of the cleanest
           electric generation sources, capable of generating electricity without air or water emissions, noise, vibration, habitat impact or waste generation.

     *     Peak energy use advantage.    Solar power is well-suited to match
           peak energy needs as maximum sunlight hours generally correspond to peak energy demand periods when electricity prices are at their highest, as compared to other renewable resources that generally do not align power generation with peak demand periods.

     * Location Advantage. Given the universal availability of sunlight, solar cell systems are generally installed at a customer's site. Therefore, solar power does not face the same expenses and energy losses associated with transmission and distribution from large-scale power generation plants to the end users. In addition, solar power often is regarded as an attractive, and sometimes the only viable, choice among renewable energy sources for retail customers given its universal location availability. Distributed generation can be more cost effective than conventional "central station" generation in the following cases:

               **     users live far from urban centers
               **     only a small amount of electricity is required
               **     the capacity of the existing power delivery infrastructure prevents incremental load growth

     *     Government Incentives.    A growing number of countries have
           established incentive programs for the development of solar and other renewable energy sources, such as (i) net metering laws that allow on-grid end users to sell electricity back to the grid at retail prices, (ii) direct subsidies to end users to offset costs of photovoltaic equipment and installation charges, (iii) low interest loans for financing solar power systems and tax incentives; and (iv) government standards that mandate minimum usage levels of renewable energy sources.

     Solar electric power is used in three major market segments:

     * On grid. In this application, solar electric power is used as an environmentally preferred source of alternative or supplemental electricity for customers already connected to the utility grid. Primarily concentrated in Europe, Japan and the United States, this application has represented the fastest growing segment of the solar electric power market for the last three years.

     * Rural electrification. Many of the estimated two billion people still without electricity live in geographic areas not conducive to electrification by means of the utility grid. For these people, solar electric power can be a cost effective and rapid way in which to acquire electrical service.

     * Telecommunications. Solar electric power is used for a wide variety of applications related to the telecommunications and transportation industries. Examples of these applications include: cellular telephone base stations, fiber optic and radio repeaters, telemetry and data acquisition systems, traffic information signs, warning displays and emergency call boxes.

The market for solar electric power products has grown steadily in the past. The following table sets forth information about solar cell production featured on page 137 of the March 2007 edition of Photon International magazine:

                                    Production          Percentage Increase
               Year            (measured in megawatts)  Over Previous Year

               1999                    202                    Base Year
               2000                    287                    42%
               2001                    401                    40%
               2002                    560                    39%
               2003                    750                    34%
               2004                  1,256                    68%
               2005                  1,815                    45%
               2006                  2,536                    40%

     The following five different sciences are essentially involved in making solar cells/solar panels:

     1. Ingots of either single crystal or polycrystalline silicon materials are cast in molds. These ingots are then sawed into wafers. These single crystal wafers have fingers printed onto the top side of the cells. The cells are interconnected in series using metallic strips. The benefit of single crystal materials is that electrons flow freely through an organized structure. The problems are that a highly refined material is needed to make single crystal materials. There currently is a shortage of this starting material.Also, when the ingots are sliced, half of the material goes on the floor, although effort are being exerted to reuse this material after it is further refined. Most solar panels are currently made using this method, and solar panels made with this method have the highest efficiency of all production solar panels of near 18%. Polycrystalline solar cells have made advances in being made on low cost ceramics recently. These cells have a semi-ordered state. However their efficiencies are not nearly as great as those from single crystal materials. Evergreen Solar in Massachusetts is now making ingots from crystalline silicon drawn from vats. This is a promising advance in the area of production and manufacture of solar panels. Evergreen uses multi-production tools of their design in their manufacturing.

     2. Thin films deposited in vacuum chambers or by other controlled process are materials from the arsenide family, amorphous silicon group, chalcopyrite based cells or copper-indium-gallium di-selenium (CIGS), Cd/Te, Cd/S and Cd/Se cadmium selenium. The arsenide group has achieved record results as multi-stacked cells in efficiencies. However, making high purity arsenide materials is difficult. Amorphous silicon solar cells have achieved 11% in production efficiencies. These cells have disordered states. Their life span rarely lasts longer than 20 years, if that long. CIGS solar cells have created great interest because the cells have been claimed to last for 100 years. This is believed to be the case because the copper atoms migrate through the cells and repair any damage done by photons. The vacuum chambers and gas carrier systems used in these processes are very expensive.

     3. Dye doped solar cells recently have also created quite an interest. These cells usually feature a TiO2 layer that acts as the charge acceptors coated with a dye that acts as the charge generator. These cells have achieved a production efficiency of 6% of late. They suffer from the long-term effect of having the dye bleached out by the sun.

     4. Plastic solar cells have also achieved rather low efficiencies in the 1-2% range. However, they are very inexpensive to make. No one is currently commercializing these cells. Alan Heeger's lab at the Univerity of California, Santa Barbara was able to make laboratory-size solar cells made of conductive plastics in the late 1990's.

     5. The making of solar cells using nano powders has now become of great interest. These particles can benefit from having a single crystal or polycrystalline order. Nano Solar Inc. out of California has recently announced the building of a $100 million production facility. They use a CIGS particle in the range of between 20 to 100 nanometers in their roll-to-roll production process. It has been shown that when some nano particles in the 20-nanometer size are hit with one photon, they will at times emit two electrons.

                       The Solar Electric Power Challenge

We believe that the primary challenge among competitors in the solar cell industry is simply to produce and sell better, more affordable solar cells in a more efficient way. We have acquired the rights to a manufacturing process and solar cell design that it believes will permit us to do this. We believe that the quality and cost of solar cells is driven by the following factors:

     *     Cost of raw materials and manufacturing
     *     Throughput, i.e. the volume of output in a given period of time
     *     Cost of marketing and sales
     *     Cost and ease of shipping
     *     Cost and ease of installation
     *     Stability, and efficiency of conversion of solar power to electricity
     *     Security of product from theft

                                    Strategy

Our goal is to become a meaningful global solar cell manufacturer and marketer. To achieve this, we intend to:

          Capitalize on a large, steadily growing market. The market for solar electric power products has grown steadily in the past. By the of end of 2006, the production of solar cells had grown more than 12.5 times the level of production during 1996. For more information about this growth, see the data contained in "The Solar Electric Power Industry" above. We plan to try to capitalize on this large, steadily growing market.

          Complete the design and construction of our manufacturing equipment and commence commercial production. We believe that the process and solar cell design that we intend to use to manufacture solar cells gives us considerable advantages over its competitors. See "Overview" above. We have internally designed our manufacturing equipment, which will be comprised of existing, available components assembled in a proprietary way. We intend internally to select the needed components and construct our manufacturing equipment with the assistance of outside contractors to the extent required. Our management is confident that it has the skills and experience to over see the completion of our manufacturing equipment. We expect to complete construction and testing of our equipment is within nine months from
          the date that sufficient funds are obtained in this offering.   Once
          we have completed this, hired and trained needed employees and procured an initial stock of raw materials, commercial production of our solar cells will commence. We do not expect any difficulty or lengthy delay in the hiring and training of needed employees and procuring an initial stock of raw materials.

          Maintain low overhead and operating costs.    In terms of operating
          costs, we believe we will be a low-cost solar cell producer. Our overhead will be kept at a minimum from the beginning, with our manufacturing equipment being maintained in a low-cost facility and with management personally overseeing the operation of such equipment initially.

          Transfer production of solar panels to other manufacturers.
          We believe that the most important aspect of our solar cells business will be the fact that the construction of the solar panel is transferred to the buyer of the solar cells and that they can configure solar panels to meet the buyer's needs.

          Orderly expand manufacturing capacity. We believe that, given the right business opportunities, we will be above to expand our operations significantly and in an orderly fashion. The expansion would take the form of an addition of another main production tool, followed by any additional required equipment.
          The addition of another main production tool should be fairly easy and not too costly as we expect that an additional such tool would be identical to our initial one and all design work on this initial tool has already been completed. In addition, we believe that our existing personnel who will operate our initial manufacturing line would be capable of operating a second main production tool simultaneously.

          Maintain our manufacturing and technology advantage. Because of the competitive nature of our industry and the risk of technological obsolescence, we intend to strive continually to enhance our manufacturing process, design and technologies. There can be no assurance that we will be able to improve these items or that another technology vastly superior to ours will not be developed.

          Utilize the Internet as our marketing avenues. The Company intends to utilize the Internet as its primary marketing avenues. The Company believes that this approach will greatly reduce the costs of our marketing and selling efforts while giving the Company immediate access to a large, global pool of potential customers.

          Diversify our sales effort and customer base. Through our Internet-based marketing effort, we intend to seek a broad geographic presence and diversified customer base. We especially expect the solar energy market in China to have great potential in response to recent legislation and policies encouraging the use of renewable energy sources.

                                    Products

Our proposed business is to manufacture and sell solar cells. Solar cells are semiconductor devices that convert sunlight directly into electricity by means of a solid state process known as the photovoltaic effect. Solar cells are the core component inside every solar electric power system. We have not yet begun commercial production of our solar cells. Commercial production of our solar cells depends on our procurement of necessary financing through this offering (or a fairly comparable amount in alternative equipment financing) and the construction of our manufacturing equipment. Once commercial production commences, our solar cells will be marketed and sold as a commodity for incorporation into applications, modules and panels developed by original equipment manufacturers, other companies or individuals. We do not intend to develop applications, modules or panels for our solar cells at any time in the foreseeable future. Applications for our solar cells could include the generation of electricity for users not connected to the utility grid, including the electrification of rural homes and villages, and power supply for equipment in the communications and transportation industries. Our solar cells could also be used by customers already connected to the utility grid as a clean, renewable source of alternative or supplemental electricity.

Our solar cells are a strip featuring a contact transfer release sheet. When pulled off, the release sheet will leave an adhesive material on the solar cell. This will allow the solar cell to be stuck onto a translucent material. Moreover, conductive fingers will be printed onto the solar cell. Our solar cells will feature two bus bars, one of which will be connected to the fingers while the other will not be. The one that will be connected to the fingers will be attached to the N-side of the solar cell. This is the window side of the solar cell, the side through which sunlight comes. The one that will not be connected to the fingers will feature an exposed part of the aluminum foil upon which the solar cell has been built. It will be the contact for the P-side of the solar cells. Our solar cells can be attached together in series or parallel by a inexpensive aluminum interconnect device that is also part of the patent.

The manner in which our solar cells will be manufactured in part follows our patent. Our solar cells will be manufactured in a roll-to-sheet process. However they will not be manufactured in a vacuum chamber. Our manufacturing process is comprised of three stages. In the first stage, we chemically pre-condition aluminum foil. Our second stage involves our main production tool, which will be custom-made. We have internally designed our main production tool, which will be comprised of existing, available components assembled in a proprietary way. We intend internally to select the needed components and construct our manufacturing equipment with the assistance of outside contractors to the extent required. Our management is confident that it has the skills and experience to over see the completion of our manufacturing equipment. In our main production too, a roll of aluminum foil will be mounted onto a roller. The operator will then take it over to a moveable clamp. There will be a mask above one side of the foil that keeps a small amount of the foil from being exposed. That will be the bottom contact of the solar cell. A moveable transporter is located above the aluminum foil that holds two separate electrostatic spraying nozzles, one radio frequency coil and a ink jet printing system. The transporter moves one electrostatic spraying nozzle allowing it to spray on a base coat of Selenium/Graphite onto the exposed area of aluminum. Once that has been sprayed on the transporter moves a radio frequency coil over the area sprayed annealing it to the aluminum foil. The transporter then allows a second coat of materials using the other nozzle to be electrostatic sprayed onto the layer below. Again the transporter moves the radio frequency coil over the layer just applied annealing it to the one below. Finally the transporter allows the top bus bar and conductive fingers to be sprayed on using an ink jet system. That is then annealed onto the top layer by the radio frequency coil thus completing the circuit for the solar cell. This completed section of the aluminum foil is then advanced by the automated moveable clamp and cut. Once cut it falls into a tray below. The clamp then returns and the jaws of the clamp are automatically closed onto the aluminum foil again. The process is begun all over again automatically until the roll of aluminum foil is exhausted and replaced by the operator. The tray of sheets are then moved to a device which lays onto each sheet a contact transfer release sheet that has a layer of silicone on it. The silicone adheres to the active layer of the solar cell. These sheets are then cut into one inch by six-inch strips. This is the product that is offered for sale along with the interconnect device over the Internet.

When powders in a colloid are electrostaticly deposited, no materials are wasted. This is unlike vapor deposition where 50% of the material sticks to the walls, ceiling and floor of the chamber and is not recoverable. Radio Frequency induction heating allows the materials to be annealed in seconds More importantly there is no peel-away problem with our solar cells because they are built from the bottom up on aluminum foil. In a vapor deposition process, the panels are made from the top down. Experience has shown that these panels can suffer from the back contact layer peeling away over time. In addition, if one of our solar cells were to fail, one simply scrapes the cell off of the translucent material and replaces it. When a cell on a solar panel fails, it acts as resistor to the panel, and the output of the panel is lowered to the output of the bad cell. The solar panel has to then be replaced.

We have not commercially produce any solar cells based on the Process and the Design. We have produced solar cells for laboratory testing only based on our Process and the Design. Based on this production and the theoretical aspect of the Process and Design, we are confident that the solar cells can be commercially produced in a successful manner, although there can be no certainty in this regard until commercial production actually occurs.

We believe that our solar cells will be less expensive than and preferable to competing solar cells for several reasons. See "Overview " above. Management's research found that crystalline silicon solar cells are being sold for as low as $1.60 per watt. We expect to sell our solar cells from as low as $.99 per watt, depending on then existing supply and demand and the size and terms of the related purchase order.

We intend to establish a reputation as a manufacturer and seller of quality solar cells and to improve continuously the quality of our solar cells and services. Quality testing will occur in batches at the completion of the manufacturing process. The efficiency of each batch of solar cells will be estimated, and that batch may be priced based on the estimate.

                              Sales and Marketing

We believe that the market of solar cells is comprised of four sub-markets. These sub-markets include the following:

     * The domestic on grid market. We believe that the deregulation of the energy industry provides a favorable climate for marketing solar electric power and solar systems to domestic on grid customers.
     * The international on grid market. The international on grid market has developed more rapidly than the domestic on grid market, particularly in Europe and Japan. We believe that customers in Europe and Japan are strongly motivated by environmental concerns and that their governments will continue to support renewable energy sources.
     * The rural electrification market. This market segment addresses a large number of people throughout the world who are not yet served with electric power.
     * The telecommunications market. This market segment includes a wide variety of telecommunications and related industrial applications.

Our solar cells will be marketed and sold as a commodity for incorporation into applications, modules and panels developed by original equipment manufacturers, other companies or individuals. The Company does not intend to develop applications, modules or panels for its solar cells at any time in the foreseeable future. Thus, the Company expects that only persons having at least a minimal technical ability will be potential customers for its solar cells. The Company expects that potential customers should range from the individual homeowner and hobbyist to large commercial users. Just by having its Web site active, the Company has received expression of interests in its solar cells from other businesses around the world.

We intend to use the Internet as our primary marketing and sales channel. The increasing functionality, accessibility and overall usage of the Internet have made it an attractive commercial medium. A Web site features the ability to reach and serve a large, global group of customers electronically from a central location. Purchasing is more convenient because purchases can be done 24 hours a day, seven days a week and do not require any interfacing with an actual individual. Products can be shipped directly to the customer's business. Moreover, a Web site avoids the burdensome costs of employing inside or outside sales personnel, premises in which to house inside sales personnel, travel to make sales calls, and continuous printing and mailing costs of marketing materials. Web-based businesses are generally able to conduct the same volume of business as traditional retailers and wholesales but with fewer employees. Furthermore, Web sites can process transactions and fulfill orders, provide customers with rapid and accurate responses to their questions, and gather customer feedback efficiently. Because of these advantages, electronic retailers have the potential to build large, global customer bases quickly and to achieve superior economic returns over the long term. Our management has had prior success in Internet marketing. We believe that our solar cells can be successfully sold over the Internet, and that our primary reliance on the Internet will give us an advantage over our competitors.

Our marketing strategies will be designed to strengthen our brand name, increase customer traffic to our Web site, build strong customer loyalty, and maximize repeat purchases. We expect to place advertisements on various Web sites. These advertisements will probably take the form of banners that encourage readers to click through directly to our Web site. We will also strive to obtain greater search engine presence. Currently, we are relying primarily on Google's and Yahoo's advertising programs. From time to time, the results of a search of the words "photovoltaic solar cells" on the Google and Yahoo search engines list our Web site as the first site match. The Company will strive for more of this type of search engine presence.

                                  Competition

The market for solar electric power components and systems is intensely competitive. The Company believes that this market will continue to be intensely competitive, particularly if products with significant cost and performance attributes are developed. The Company also believes that while a single technology, crystalline silicon, has been dominant throughout the industry's approximately 25 year history, this market will be characterized by future technological change.

A number of large U.S., Japanese and European companies are actively engaged in the development, manufacturing and marketing of solar electric power components and systems. Nearly all of these companies will have significantly greater resources to devote to the research, development, manufacturing and marketing than the Company expects to have. There are also a large number of smaller companies involved in both the development of, as well as the ongoing manufacturing and marketing of, solar electric power components and systems.

There are a variety of competing technologies currently under active development by a large number of organizations. These technologies include other amorphous silicon technologies, cadmium telluride and copper indium diselenide as well as advanced concepts for both bulk, ingot based, and thin film crystalline silicon. Any of these competing technologies could theoretically achieve manufacturing costs per watt lower than the technology we are developing.

The Company believes that the principal competitive factors in the market for solar electric power components are the following:

     *     price per watt
     *     long term stability and reliability
     *     product performance (primarily conversion efficiency)
     *     ease of handling and installation
     *     product quality
     *     reputation

In addition to direct competition from other solar electric power manufacturers, the wholesale market for solar electric power competes with other environmentally friendly sources of power such as wind and geothermal energy.

                             Intellectual Property

We expect that our success and ability to compete will significantly depend on the proprietary process and design we will use in connection with the manufacture of our solar cells. This process and design was developed and patented (U.S. Patent No. 6,380,477 B1 dated April 30, 2002, "Method of Making Photovoltaic Device") by Lawrence F. Curtin, a Director and our President, and has been assigned to us. We will decide on a case by case basis whether and in what countries we will file foreign counterparts of our current and any future U.S. patents. We currently possess no granted international patents and no pending international patent application. We believe that our current patent offers us a competitive advantage. Our policy will be to protect its technologies by filing patent applications with respect to technology considered important to business development. In addition to our rights in the foregoing patent, we also expect that we will rely upon unpatented know-how and continuing technological innovation to develop and maintain our competitive position.

All of our employees and consultants will generally be required to sign confidential information non disclosure agreements upon the commencement of their employment with us. Our non disclosure agreements will provide that all confidential information developed or made known to the individual during the course of the individual's relationship with us is to be kept confidential and not disclosed to third parties except in specific circumstances. These agreements also provide that all inventions made by the individual shall be our exclusive property. However, these agreements may not provide meaningful protection for our trade secrets or adequate remedies in the event of unauthorized use or disclosure of such information.

There can be no assurance that the steps Mr. Curtin or we have taken or will take to protect the proprietary rights on which we will be relying will be adequate or that third parties will not infringe or misappropriate such proprietary rights. Moreover, the confidentiality agreements required of employees and consultants may not provide meaningful protection for our trade secrets or adequate remedies in the event of unauthorized use or disclosure of such information. In addition, there can be no assurance that other parties will not assert infringement claims against us. We may be subject to legal proceedings and claims from time to time in the ordinary course of its business, including claims of alleged infringement of patents and other intellectual property rights of third parties by us. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

                               Plan of Operation

The following matters constitute the Company's primary immediate objectives:

     * Complete the offering of a sufficient number of shares pursuant to this Prospectus to enable us to construct our proposed equipment and have adequate working capital, although there can be no assurance that we will be successful in so completing the offering;
     * Complete construction of our equipment, which we expect will take nine months from the date that sufficient funds are obtained in this offering, although there can be no assurance that we will be able to construct our equipment in this time frame;
     *     Successfully test our completed equipment;
     * Procure an initial stock of raw materials, commence commercial production of our solar cells, and build up an inventory of finished solar cells; and
     * Engage in marketing effort, primarily focused on selling on Internet by means of Web listings.

Initially, our two officers and directors will personally operate our manufacturing equipment and be responsible for order fulfillment after commercial production of our solar cells commences. Once sales reach a certain level, we will hire and train an employee to take over the operation of our manufacturing equipment. We do not expect any difficulty or lengthy delay in the hiring and training of employees and procuring an initial stock of raw materials. Once sales reach a certain higher level, we will consider adding another main production tool. We expect that the initial employee hired to oversee the operation of our initial manufacturing equipment will also be able to operate at least one and possibly more than one additional main production tools. If sales continue to increase, we will consider adding additional employees and additional main production tools as well as additional required equipment.

We do not anticipate performing any research and development in the next twelve months, other than that the testing of our equipment after construction is completed. We expect no purchases or sales of any plant or significant equipment, other than our proposed custom-made manufacturing equipment and initial supplies expected to cost about $146,000. We do not anticipate any significant increase in our number of employees.

                           Properties and Facilities

Our principal assets will be our intellectual property patented in the United States and believed by us to be valuable to our business and our custom-made manufacturing equipment expected to cost about $146,000. Other than for this and such inventories as we shall own in various quantities from time to time, we do not expect to own any significant tangible property. Our principal offices and manufacturing facilities are fairly small and are located at 4115 Bandy Blvd., Unit A-7, Ft Pierce, Florida 34981. Lawrence F. Curtin, a director and our President, currently provides these offices and facilities to us for free, although he also uses these offices and facilities for another business of his. If our business develops as planned, we will seek an alternative facility, which we believe can be readily obtained if needed.

                                   Employees

We currently have no employees. Our two officers Lawrence F. Curtin (President) and Zechariah Krogen-Curtin (Secretary), currently serve all our labor needs. Once construction of our equipment is completed and sales reach a certain level, we expect to hire an additional employee who will run the equipment. We expect to hire additional employees beyond that as the business needs dictate. We do not foresee any difficulty in hiring qualified employees as needed.

                               Legal Proceedings

The Company is not currently involved in any legal proceeding. However, in the future, the Company may become involved in various additional legal proceedings from time to time, either as a plaintiff or as a defendant, and either in or outside the normal course of business. The Company is not now in a position to determine when (if ever) such a legal proceeding may arise. If the Company ever becomes involved in a legal proceeding, the Company's financial condition, operations, or cash flows could be materially and adversely affected, depending on the facts and circumstances relating to such proceeding. Available Information

The Company has filed with the Securities & Exchange Commission (the "Commission") a Registration Statement on Form SB-2 and exhibits relating thereto (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of which this Prospectus is a part. This Prospectus does not contain all the information set forth in the Registration Statement. Reference is made to such Registration Statement for further information with respect to the Company and the securities of the Company covered by this Prospectus. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the related document filed with the Commission.

The Company intends to register as a reporting company under the Securities Exchange Act of 1934 (the "Exchange Act"). As a consequence, the Company will file with the Commission Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB, and Current Reports on Form 8-K. The Annual Reports on Form 10-KSB will contain audited financial statements. After they are filed, these reports can be inspected at, and copies thereof may be obtained at prescribed rates, at the Commission's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 202/942-4040 for further information on the Public Reference Room. The Commission maintains a Web site that contains reports, proxy statements and information statements and other information (including the Registration Statement) regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov. The Company's reports can be inspected at, and copies downloaded from, the Commission's Web site.

                                   MANAGEMENT

The authorized number of directors of the Company is presently fixed at three. Each director serves for a term of one year that expires at the following annual stockholders' meeting. Our Board of Directors has determined that none of its members is "independent" within the meaning of the listing standards of any national stock exchange or any inter-dealer quotation system that has requirements that a majority of the board of directors be "independent." Executive officers are appointed by the Board of Directors and serve until their successors are appointed. Lawrence F. Curtin is the father of Zechariah Krogen-Curtin. There are no arrangements or understandings between or among any of the directors, executive officers or other person pursuant to which such person was selected to serve as a director or officer.

Our Board of Directors does not have a separately-designated standing audit committee or a committee performing similar functions. Our entire Board of Directors is acting as our Audit Committee. Our Board of Directors has determined that Harvey Judkowitz is an "audit committee financial expert," as defined by applicable U.S. Securities and Exchange Commission rules and regulations.

Our directors, executive officers and control persons are listed below with information about their respective backgrounds:

     Name                             Age             Positions

     Lawrence F. Curtin                64          Director & President

     Harvey Judkowitz                  62          Director & Treasurer

     Zechariah  Krogen-Curtin          21          Director & Secretary

Lawrence F Curtin - Director, President. Lawrence F. Curtin has served as a Director and our President since our inception. He was first introduced to the area of Photovoltaics in 1957 at the United Nations Solar Energy Center in Cairo, Egypt. In 1981 he founded a company that built photovoltaic lighting systems for the outdoor advertising industry. His partner in this venture was Crouse Hinds Lighting, which was then the second largest lighting company in the United States. He sold his interest in 1985. In 1985 he signed a contract with China International Advertising in Beijing, China to build these device in the Beijing province. This contract was sold in 1986. In 1997 Lawrence Curtin created a paint process to paint on solar cells to an existing surface. The University of Miami Chemistry Department gave him a lab and two graduate students to work on this project. A patent was awarded for this in 1999. In 1998 he was invited by the Swiss Institute of Technology in Lausanne, Switzerland to consult with the head of the Chemistry Department on this process. In 1998 he was invited to Cannon Corporation in Tokyo, Japan to consult with them on the marketing of a self adhesive solar cell made on a roll to roll web which he had filed patents on. Patents for this process were awarded in 2000 and 2002. While waiting for these patents to be issued in 1999 Lawrence Curtin began an Internet sales operation for solar cells. This business was hosted on www.photovoltaics.com. It went from seven thousand in sales the first month to two hundred and fifty thousand in sales in the eight month. It had 270 clients world-wide. Because he had no secure supply of solar cells, he sold this business to his largest client in 2000. In 2002 and 2003 he developed a method of making nano particle solar cells and electrostatic coating them onto a moving conductive film. He had contracted with IBM's Thomas Watson Research Labs in 2002 to ion etch into a silicon wafer 50 billion holes that were 50 nano meters deep and 20 nano meters in diameter. Various materials were stacked into these holes to create nano particle solar cell. The solar cells were then vibrated out of these holes and used in a colloid to paint onto a conductive surface. In 1998 he was invited to visit Alan Heeger's lab by one of his staff at the University of California, Santa Barbara to consult on conductive plastics for solar cells. Alan Heeger won the Nobel Prize in Chemistry for conductive Plastics in 2000. In 2003 Lawrence Curtin was invited to work at Cornell's Knight Labs to develop his nano particle solar cells. He has been invited to lecture at the Technical Institute in Moldova and Florida Atlantic University on nano particles. In October of 2005 Lawrence Curtin founded Photovoltaics.com, Inc. This company has filed for patents in 2006 in the US, Germany, China and India on a non-vacuum way of producing a multiple stacked solar cell in a ceramic sleeve that uses nano particles that the company makes, and uses clear crystal wave guides to bring light from the opening of an orifice down to the last junction in the solar cell. This company has also filed for a patent in the US and made a PCT application on a way to produce hydrogen from seawater using the solar cell that had patents applied for in 2006. This invention is called a Hydrogen Absorption Rod. Mr. Curtin graduated from the University of Wisconsin in 1967 with a degree in Science.

Harvey Judkowitz - Director & Treasurer. Harvey Judkowitz has served as a Director and our Treasurer since shortly after our inception. He is a Certified Public Accountant licensed in both New York and Florida. From 1988 to date, Mr. Judkowitz has conducted his own CPA practice. Mr. Judkowitz was the Chairman of the Board and CEO of UniPro Financial Services, Inc. (UPRO) from June, 2003 until the Company was sold in September, 2005. He currently serves on the Board of Directors and is chairman of the audit committees for the following publicly traded companies: The Singing Machine, Inc. (SMD), and Hard To Treat Diseases, Inc. (HTDS). He is also a member of the Board of Directors and member of the audit committee of Cavit Sciendes, Inc. In the past, he has served as Chief Financial Officer of Claire's Stores and several other publicly traded companies. Mr. Judkowitz graduated from Pace University in 1967 with a BBA in Accounting. Over the past 20 years, Mr. Judkowitz has been a consultant to assist several companies in going public and arrange short term financing until the public money could be raised

Zechariah Krogen-Curtin- Director & Secretary. Zechariah Krogen-Curtin has served as a Director and our Secretary since our inception. He has been a full-time employee of Photovoltaics.com, Inc. since its founding in 2005. He works in all areas of work at Photovoltaics.com, Inc. Mr. Krogen-Curtin attended Indian River Community College 2004, Kalamazoo College (a college within Western Michigan University) in 2005. He is continuing his education in the area of Physics, Chemistry, Photovoltaics, Geology and Oceanography while working.

                             EXECUTIVE COMPENSATION

We expect to pay $3,000 per month to Lawrence F. Curtin, our President, to the extent that funds are available for such remuneration. We expect to pay $1,500 per month to Zechariah Krogen-Curtin, our Secretary, to the extent that funds are available for such remuneration. We do not presently expect to pay any remuneration to our directors for their service as such.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In  connection  with  the  organization of our company, we issued to Lawrence F.
Curtin, a director and our President, 3.1 million shares of Common Stock (600,000 of which were subsequently assigned to Zechariah Krogen-Curtin, Mr. Curtin's son, as a gift) in consideration of the assignment of his rights in a certain patent. Mr. Curtin has indicated that he expended approximately $700,000 in direct costs in connection with the development of the technology covered by this patent. The number of shares for the acquisition of the preceding patent rights was not determined in true arms length negotiations. Accordingly, there can be no assurance that the number of shares was not as favorable to us as the number that would have been agreed to in true arms length negotiations.

Moreover, in connection with the organization of our company, we issued to Harvey Judkowitz, a director and our Treasurer, 500,000 shares of Common Stock in consideration of services theretofore provided to us. The number of shares to be issued to Mr. Judkowitz was determined in arms-length negotiations between Mr. Judkowitz and Lawrence F. Curtin, our President. The factors addressed by Mr. Curtin in negotiating this number of shares included the value of services theretofore provided to us by Mr. Judkowitz, an assessment of Mr. Judkowitz's ability to contribute to the management and growth of our business; and the perceived value of our stock at that time. Mr. Curtin and Mr. Judkowitz have had a long business relationship with each other in other business endeavors. Mr. Curtin's large percentage ownership of our outstanding common stock gives to him an interest in assuring that the number of shares issued to Mr. Judkowitz is commercially reasonable. Accordingly, Mr. Curtin does not believe that his prior and current relationship with Mr. Judkowitz impaired his ability to negotiate commercially reasonable terms in connection with the issuance of shares to Mr. Judkowitz.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth as of June 29, 2007, the number of shares of our Common Stock beneficially owned by (i) each of our directors; (ii) each of our executive officers; (iii) each person known by us to beneficially own more than 5% of the outstanding shares of Common Stock; and (iv) all executive officers and directors as a group. Unless otherwise indicated, each person has sole voting and dispositive power over such shares. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such group or person. Unless otherwise indicated, the address for each person named in the table is 4115 Bandy Blvd., Unit A-7, Ft Pierce, Florida 34981.

                             Amount of    Percentage of       Percentage of
  Name and Address of        Beneficial   Outstanding Shares  Outstanding Shares
  Beneficial Owner           Ownership    Before Offering     After Offering (1)

  Lawrence F. Curtin         2,500,000          61.7%               31.1%

  Zechariah Krogen-Curtin      600,000          14.8%                7.5%

  Harvey Judkowitz             500,000          12.3%                6.2%
  14241 SW 92th St.
  Miami, Florida 33176

  All directors and officers 3,600,000          88.9%               44.7%
  as a group (three persons)

(1) Assumes that all 4,000,000 shares are sold in this offering.

                           DESCRIPTION OF SECURITIES

Capital Stock.

The Company's authorized capital stock consists of 50,000,000 shares of Common Stock, $.0001 par value per share and 10,000,000 shares of Preferred Stock, $.0001 par value per share.

Common Stock.

The authorized Common Stock of the Company consists of 50,000,000 shares, par value $0.0001 per share. After taking into consideration the issuance of all of the shares being registered, 8.05 million shares of Common Stock will be issued and outstanding. All of the shares of Common Stock will be validly issued, fully paid and non-assessable. Holders of record of Common Stock will be entitled to receive dividends when and if declared by the Board of Directors out of funds of the Company legally available therefore. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Company, including the liquidation preference of all classes of preferred stock of the Company, each holder of Common Stock will be entitled to receive his pro rata portion of the remaining net assets of the Company, if any. Each share of Common stock has one vote, and there are no preemptive, subscription, conversion or redemption rights. Shares of Common Stock do not have cumulative voting rights, which means that the holders of a majority of the shares voting for the election of directors can elect all of the directors.

Preferred Stock.

The Company's Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of the Company's $0.0001 par value preferred stock (the "Preferred Stock"). As of the date of this Prospectus, no shares of Preferred Stock were issued and outstanding. The Preferred Stock constitutes what is commonly referred to as "blank check" preferred stock. "Blank check" preferred stock allows the Board of Directors, from time to time, to divide the Preferred Stock into series, to designate each series, to issue shares of any series, and to fix and determine separately for each series any one or more of the following relative rights and preferences: (i) the rate of dividends; (ii) the price at and the terms and conditions on which shares may be redeemed; (iii) the amount payable with respect to shares in the event of involuntary liquidation; (iv) the amount payable with respect to shares in the event of voluntary liquidation; (v) sinking fund provisions for the redemption or purchase of shares; (vi) the terms and conditions pursuant to which shares may be converted if the shares of any series are issued with the privilege of conversion; and (vii) voting rights. Dividends on shares of Preferred Stock, when and as declared by the Board of Directors out of any funds legally available therefore, may be cumulative and may have a preference over Common Stock as to the payment of such dividends. The provisions of a particular series, as designated by the Board of Directors, may include restrictions on the ability of the Company to purchase shares of Common Stock or to redeem a particular series of Preferred Stock. Depending upon the voting rights granted to any series of Preferred Stock, issuance thereof could result in a reduction in the power of the holders of Common Stock. In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of each series of the then outstanding Preferred Stock may be entitled to receive, prior to the distribution of any assets or funds to the holders of the Common Stock, a liquidation preference established by the Board of Directors, together with all accumulated and unpaid dividends. Depending upon the consideration paid for Preferred Stock, the liquidation preference of Preferred Stock and other matters, the issuance of Preferred Stock could result in a reduction in the assets available for distribution to the holders of the Common Stock in the event of liquidation of the Company. Holders of Preferred Stock will not have preemptive rights to acquire any additional securities issued by the Company. Once a series has been designated and shares of the series are outstanding, the rights of holders of that series may not be modified adversely except by a vote of at least a majority of the outstanding shares constituting such series.

One of the effects of the existence of authorized but unissued shares of Common Stock or Preferred Stock may be to enable the Board of Directors of the Company to render it more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer at a control premium price, proxy contest or otherwise and thereby protect the continuity of or entrench the Company's management, which concomitantly may have a potentially adverse effect on the market price of the Common Stock. If in the due exercise of its fiduciary obligations, for example, the Board of Directors were to determine that a takeover proposal were not in the best interests of the Company, such shares could be issued by the Board of Directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Nevada Legislation.

Sections 78.411-78.444 of the General Corporation law of Nevada ("Business Combination Statute") would be applicable to us when we have 200 or more stockholders and certain other conditions are met. These provisions may make it more difficult to effect certain transactions between a corporation and a person or group that owns or has the right to acquire 10% or more of the corporation's outstanding voting stock, or a person who is an affiliate or associate of the corporation and who was the owner of 10% or more of such voting stock at any time within three years immediately prior to the date in question ("Interested Stockholder"). The Business Combination Statute prevents the following transactions between the corporation and the Interested Stockholder for three years following the date the stockholder became a 10% or more holder of the corporation's voting stock, unless certain conditions are met: (i) any merger or consolidation; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the corporation's assets having a total market value equal to 10% or more of the total market value of all the assets of the corporation; or 5% or more of the total market value of all outstanding shares of the corporation or representing 10% or more of the earning power of the corporation;
(iii) the issuance or transfer by the corporation of any shares of the corporation that have an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation to stockholders except under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made, pro rata to all stockholders of the corporation; (iv) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by, or under any agreement or arrangement or understanding, whether or not in writing, with the Interested Stockholder; (v) any reclassification of securities, recapitalization, merger or consolidation or other transaction which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares owned by the Interested Stockholder, and (vi) any receipt by the Interested Stockholder of the benefit, except proportionally as a stockholder of the corporation, of any loan or other financial assistance or any tax credit or other tax advantage provided by or through the corporation. The three-year ban does not apply if, prior to the date the stockholder became an Interested Stockholder, the Board of Directors of the corporation approves either the proposed transaction or the transaction by which the Interested Stockholder became an Interested Stockholder.

Shares Eligible for Future Sale.

Prior  to  this  offering, there has been no public market for the Common Stock.
Sales of a substantial amount of Common Stock in the public market, or the perception that such sales may occur, could adversely affect the market price of the Common Stock prevailing from time to time in the public market and could impair our ability to raise additional capital through the sale of its equity securities in the future.

Upon completion of this offering, we will have issued and outstanding 8.05 million shares of Common Stock, 4.05 million of which will be "restricted" or "control" shares for purposes of the Act. "Restricted" shares are those acquired from us or an "affiliate" other than in a public offering, while "control" shares are those held by affiliates of ours regardless as to how they were acquired. During May 2008, all of these 4.05 million restricted and control shares of Common Stock will become eligible for sale under Rule 144, subject to the volume limitations of Rule 144. In general, under Rule 144, one year must have elapsed since the later of the date of acquisition of restricted shares from us or any affiliate of ours. No time needs to have lapsed in order to sell control shares that are not also restricted shares. Once the restricted or control shares may be sold under Rule 144, the holder is entitled to sell within any three-month period such number of restricted or control shares that does not exceed the greater of 1% of the then outstanding shares or (in certain cases not expected to apply to us for the foreseeable future) the average weekly trading volume of shares during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain restrictions on the manner of selling, notice requirements and the availability of current public information about us. Under Rule 144, if two years have elapsed since the holder acquired restricted shares from us or from any affiliate of ours, and the holder is deemed not to have been an affiliate of ours at any time during the 90 days preceding a sale, such person will be entitled to sell such Common Stock in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.


                              PLAN OF DISTRIBUTION

Currently, we plan to sell the shares in this offering through Lawrence F. Curtin, our President and director. Mr. Curtin will not receive any commission from the sale of any shares. Mr. Curtin will not register as a broker/dealer under Section 15 of the Securities Exchange Act of 1934 (the "Act") in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. These conditions are as follows:

     * The person is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation;

     * The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

     * The person is not, at the time of their participation, an associated person of a broker-dealer; and

     * The person meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Act in that he (a) primarily performs, or is intended to primarily perform at the end of the offering, substantial duties for or on behalf of the Issuer other than in connection with transactions in securities; and (b) is not a broker-dealer, or an associated person of a broker-dealer, within the preceding twelve (12) months; and (c) does not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on paragraphs (a)(4)(i) or (a) (4) (iii) of the Act.

Mr. Curtin is not subject to disqualification, is not being compensated, and is not associated with a broker-dealer. Mr. Curtin is and will continue to be one of our officers and directors at the end of the offering and, during the last twelve months, he has not been and is not currently a broker-dealer nor associated with a broker-dealer. Mr. Curtin has not, during the last twelve months, and will not, during the next twelve months, offer or sell securities for another corporation other than in reliance on paragraphs (a)(4)(i) or (a)(4)
(iii)  of  the  Act.

In the past, we have received unsolicited indications of interest in investing in our company from individuals familiar with us. Mr. Curtin will arrange for delivery of a Prospectus to these individuals and to others who he believes may be interested in purchasing all or a part of this offering.

                     DISCLOSURE OF COMMISSION POSITION ON
                INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The corporation law of Nevada allows a Nevada corporation to indemnify each director, officer, agent and/or employee in certain circumstances. Moreover, our Bylaws provide that we must indemnify each director, officer, agent and/or employee to the maximum extent provided for by the corporation law of Nevada.
Further, we may purchase and maintain insurance on behalf of any such persons whether or not we have the power to indemnify such person against the liability insured against. There is no pending material litigation or proceeding involving a director, officer, employee or other agent of ours as to which indemnification is being sought, nor are we aware of any pending or threatened material litigation that may result in claims for indemnification by any director, officer, employee or other agent. Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("the Act") may be permitted to our directors, officers, and controlling persons pursuant to the provisions of our bylaws, applicable Nevada corporation law, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that any claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                     INTEREST OF NAMED EXPERTS AND COUNSEL

Legal Matters. Certain legal matters will be passed upon for us by Randall W. Heinrich, 8 Greenway Plaza, Suite 818, Houston, Texas 77046. To date, Mr. Heinrich assisted with the organization of our company; drafted the registration statement of which this Prospectus is a part; and issued an opinion regarding validity of the issuance of our shares. Mr. Heinrich will remain involve with us as an outside attorney after the completion of this offering. Mr. Heinrich is the beneficial owner of 300,000 shares of our common, which were issued to him in consideration of his agreement to provide services on a reduced-cash basis. In the future, assuming Mr. Heinrich continues to provide legal work for us, fees in connection with such work may be billed to us for cash payments in accordance with his usual billing practices.

Accounting Matters. The financial statements included in this Prospectus and elsewhere in the registration statement of which this Prospectus is a part have been audited by Berkovits, Lago and Company located in Fort Lauderdale, Florida as set forth in their report, and are included herein in reliance upon the authority of the stated firm as experts in accounting and auditing in rendering such reports.

                         PHOTOVOLTAIC SOLAR CELLS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                        Page


REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM                  F-1


FINANCIAL STATEMENTS

     Balance Sheet as of May 31, 2007                                    F-2

     Statement of Operations for the period from March 28, 2007
       (date of inception) through May 31, 2007                          F-3

     Statement of Changes in Stockholders' Equity for the period
       from March 28, 2007 through May 31, 2007                          F-4

     Statements of Cash Flows for the period from March 28, 2007
       (date of inception) through May 31, 2007                          F-5

     Notes to Financial Statements                                       F-6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Photovoltaic Solar Cells, Inc.

We have audited the accompanying balance sheet of Photovoltaic Solar Cells, Inc. ("the Company") (a development stage company) as of May 31, 2007, and the related statements of operations, changes in stockholders' equity, and cash flows for the period from March 28, 2007 (inception) to May 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not require to have, nor were we engaged to perform, an audit of its internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the financial statements, includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit will provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Photovoltaic Solar Cells, Inc. (a development stage company) as of May 31, 2007, and the results of its operations and its cash flows for the period from March 28, 2007 (inception) to May 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's limited operations, lack of sufficient working capital, and loss from operations in the development stage raise substantial doubt about the Company's ability to continue as a going concern. Management's plans are described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Berkovits, Lago & Company, LLP
Ft. Lauderdale, Florida
June  21,  2007

                    PHOTOVOLTAIC SOLAR CELLS, INC.
                    (A Development Stage Company)
                         BALANCE SHEET
                         MAY 31, 2007

                            ASSETS
                            ------


Current Assets:
Cash                                                         $         5,200
                                                             ---------------
Total Current Assets                                                   5,200

Intangible Asset - Patent                                             55,970
                                                             ---------------
TOTAL ASSETS                                                 $        61,170
                                                             ===============


                 LIABILITIES AND STOCKHOLDERS' EQUITY
                 ------------------------------------

Current liabilities:
Accrued professional fees                                    $         5,000
                                                             ---------------
Total current liabilities                                              5,000

Stockholders' equity:
Common stock, $0.0001 par value; 50,000,000 shares
authorized, 4,050,000 shares issued and outstanding                      405
Additional paid-in capital                                            74,265
Deficit accumulated during the development stage                     (18,500)
                                                              --------------
Total stockholders' equity                                            56,170
                                                              --------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $        61,170
                                                             ===============




  The accompanying notes are an integral part of these financial statements.

                         PHOTOVOLTAIC SOLAR CELLS, INC.
                         (A Development Stage Company)
                            STATEMENT OF OPERATIONS
      FOR THE PERIOD FROM MARCH 28, 2007 (INCEPTION) THROUGH MAY 31, 2007




                                                                 Period
                                                          from March 28, 2007
                                                             (Inception)
                                                               Through
                                                            May 31, 2007
                                                            ------------


Revenues                                                  $             -
                                                          ---------------

Expenses:
   Professional fees                                               18,500
                                                          ---------------
Total expenses                                                     18,500
                                                          ---------------
Net loss                                                  $       (18,500)
                                                          ===============


Net Loss per share-basic and diluted     $                           (.01)
Weighted average number of shares outstanding
-basic and diluted                                              1,833,077




  The accompanying notes are an integral part of these financial statements

                    PHOTOVOLTAIC SOLAR CELLS, INC.
                    (A Development Stage Company)
               STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
     FOR THE PERIOD FROM MARCH 28, 2007 (INCEPTION) THROUGH MAY 31, 2007



                                                       Deficit
                                                      Accumulated
                                         Additional    During           Total
                         Common Stock      Paid-In    Development   Stockholders
                       Shares     Amount   Capital       Stage          Equity


Common stock issued for
   patent and cash at
   $.018 per share     3,100,000  $   310 $  55,860  $     -      $     56,170
Common stock sold for
   cash at $.10
   per share             100,000       10     9,990        -            10,000
Common stock issued for
   professional fees at
   $.01 per share        850,000       85     8,415                      8,500
Net Loss                       -        -         -    (18,500)        (18,500)
                        ------------------------------------------------------

Balance, May 31, 2007  4,050,000  $   405  $ 74,265  $ (18,500)   $     56,170
                       =======================================================



    The accompanying notes are an integral part of these financial statements.

                      PHOTOVOLTAIC SOLAR CELLS, INC.
                      (A Development Stage Company)
                         STATEMENTS OF CASH FLOWS
     FOR THE PERIOD FROM MARCH 28, 2007 (INCEPTION) THROUGH MAY 31, 2007

                                                                Period
                                                         from March 28, 2007
                                                             (Inception)
                                                               through
                                                             May 31, 2007
                                                             ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                          $             (18,500)

Adjustments to reconcile net loss to
   net cash used in operating activities:
      Stock issued for professional fees                          8,500
Changes in operating assets and liabilities:
   Increase in accrued professional fees                          5,000
                                                   --------------------
Net cash used in operating activities                            (5,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Sale of common stock                                             10,200
                                                   --------------------
Net cash provided by financing activities                        10,200
                                                   --------------------
Net increase in cash                                              5,200

Cash, beginning of period                                             -
                                                   --------------------
Cash, end of period                                $              5,200
                                                   ====================



NON CASH INVESTING ACTIVITIES:

    Common stock issued for patent                 $             55,970


    The accompanying notes are an integral part of these financial statements.

                     PHOTOVOLTAIC SOLAR CELLS, INC.
                     (A Development Stage Company)
                     NOTES TO FINANCIAL STATEMENTS



Note 1 - Organization and Summary of Significant Accounting Policies

Organization

Photovoltaic Solar Cells, Inc. ("we", "us" or "our company") was incorporated in the State of Nevada on March 28, 2007 primarily to engage in manufacturing solar cells to be used as an alternative method of producing electricity.

Nature of Operations

To date the Company has had no operations other than the exchange of 4,050,000 shares of common stock for a patent, professional services and cash. (See Note
4).

Going Concern Issue

We are a development stage company with no current revenue, limited operations and limited assets. There can be no assurance that upon implementing our business plan, we will be successful or that we will start producing sufficient revenues to maintain our operations. The Company's ability to execute its business plan will depend on its ability to obtain additional funding and achieve a profitable level of operations. There can be no assurance that sufficient funding will be obtained. Nor can the Company give any assurance that it will generate substantial revenues or that its business operations will prove to be profitable. The foregoing matters raise substantial doubt about our ability to continue as a going concern.

The Company intends to raise capital through an initial public offering. In the event that this raising proves to be insufficient, the Company will seek additional funding, through either equity or debt financing.

Intangible assets

Intangible assets consist of a patent that is recorded at its acquisition cost as described in Note 2. The patent has a 17 year life, which expires in 2019, and will be amortized over the expiration term when the Company commences operations which generate revenues.

Use of Estimates

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States and, accordingly, require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

                        PHOTOVOLTAIC SOLAR CELLS, INC.
                       (A Development Stage Company)
                        NOTES TO FINANCIAL STATEMENTS



Note 1 - Organization and Summary of Significant Accounting Policies (continued)

Income Taxes

The Company accounts for income taxes following the asset and liability method in accordance with statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

As of May 31, 2007, the Company has concluded that it is more likely than not that the Company will not realize any deferred tax assets arising from its net operating loss and has provided a valuation allowance against the entire balance.

Cash

We maintain our cash in a bank deposit account, which at times, may exceed federally insured limits. We have not experienced any losses in such account.

Net  Loss  Per  Share

We use SFAS No. 128, "Earnings Per Share" for calculating the basic and diluted loss per share. We compute basic loss per share by dividing net loss and net loss attributable to common shareholders by the weighted average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional shares were dilutive. Common equivalent shares are excluded from the computation of net loss per share if their effect is anti-dilutive.

Fair  Value  of  Financial  Instruments

The carrying value of the Company's financial instruments, including cash and accrued expenses, approximate their fair value because of their relatively short maturities.

                    PHOTOVOLTAIC SOLAR CELLS, INC.
                    (A Development Stage Company)
                    NOTES TO FINANCIAL STATEMENTS



Note 1 - Organization and Summary of Significant Accounting Policies (continued)

Recent  Accounting  Pronouncements  and  Interpretations

In February 2007, the FASB issued SFAS No. 159, "Establishing the Fair Value Option for Financial Assets and Liabilities ("SFAS No. 159"). SFAS No. 159 was to permit all entities to choose to elect, at specified election dates, to measure eligible financial instruments at fair value. An entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date, and recognize upfront costs and fees related to those items in earnings as incurred and not deferred. SFAS No. 159 applies to fiscal years beginning after November 15, 2007, with early adoption permitted for an equity that has also elected to apply the provisions of SFAS No. 157, "Fair Value Measurements". An entity is prohibited from retrospectively applying SFAS No. 159, unless it chooses early adoption. SFAS No. 159 also applies to eligible items existing at November 15, 2007 (or early adoption date). The Company is evaluating the impact of the adoption of SFAS No. 159 could have on the Company's financial statements.

In December 2006, the Financial Accounting Standards Board (FASB) issued Staff Position (FSP) EITF 00-19-2, "Accounting for Registration Payment Arrangements". This FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, "Accounting for Contingencies". The guidance is effective for fiscal years beginning December 15, 2006. The Company is evaluating what the impact of the adoption of SFAS No. 159 could have on the Company's financial statements.

FASB Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements, issued in September 2006, establishes a formal framework for measuring fair value under GAAP. It defines and codifies the many definitions of fair value included among various other authoritative literature, clarifies and, in some instances, expands on the guidance for implementing fair value measurements, and increases the level of disclosure required for fair value measurements. Although SFAS No. 157 applies to and amends the provisions of existing FASB and AICPA pronouncements, it does not, of itself, require any new fair value measurements, nor does it establish valuation standards. SFAS No. 157 applies to all other accounting pronouncements requiring or permitting fair value measurements, except for; SFAS No. 123 (R), share-based payment and related pronouncements, the practicability exceptions to fair value determinations allowed by various other authoritative pronouncements, and AICPA Statements of Position 97-2 and 98-9 that deal with software revenue recognition. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is evaluating the impact of SFAS 157 on its financial statements.

                         PHOTOVOLTAIC SOLAR CELLS, INC.
                        (A Development Stage Company)
                         NOTES TO FINANCIAL STATEMENTS



Note 1 - Organization and Summary of Significant Accounting Policies (continued)

In June 2006, FASB issued FIN 48 ("FIN48"). "Accounting for Uncertainty in Income Taxes" was issued, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FASB 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006, and earlier application of the provision of FIN 48 is encouraged if the enterprise has not yet issued financial statements, including interim financial statements, in the period that FIN 48 is adopted. The Company does not believe that the adoption of FIN 48 will materially impact its financial statements.

Note  2  -  Intangible  Asset  -  Patent

On April 30, 2007, the major stockholder and President of the Company assigned to the Company the exclusive title to the patent No. US 6,380,477 related to a photovoltaic cell product and a method for its manufacture obtained in April 2002 from the United States Patent and Trademark Office, which expires in April 2019. The patent relates to the design of a photovoltaic device and a method for its manufacture. The invention facilitates the manufacture, transportation, and installation of solar cells. The Company issued 3,100,000 shares of its common stock in exchange for the exclusive rights to the aforementioned patent. See
Note  4.

Note  3  -  Provision  For  Income  Taxes

Significant components of the Company's deferred tax assets and liabilities for federal and state tax purposes are as follows:

                                                  May  31,  2007
                                                  --------------

Total deferred tax asset                                $ 6,500
Valuation allowance                                      (6,500)
                                                        -------
Net deferred  tax  assets                               $     -
                                                        =======

SFAS 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based upon the weight of available evidence, which includes the Company's historical operating performance and the reported cumulative net losses in prior years, the Company has provided a full valuation allowance against its net deferred tax assets.

                        PHOTOVOLTAIC SOLAR CELLS, INC.
                        (A Development Stage Company)
                        NOTES TO FINANCIAL STATEMENTS


Note  3 - Provision for Income Taxes (continued)

Utilization of some of the net operating loss carryforwards may be subject to substantial annual limitations due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. The annual limitation may result in the expiration of net operating loss carryforwards before utilization. The net operating loss carryforwards will expire in 2027. The Company is taxable as a C Corporation under the Internal Revenue Service Code.

Note  4  -  Stockholders'  Equity

Our certificate of incorporation authorizes the issuance of 50,000,000 shares of common stock, par value $0.0001 as well as 10,000,000 shares of preferred stock par value $0.0001.

On May 11, 2007, the Company issued 3,100,000 shares of common stock to the Company's founder and President in exchange for exclusive rights to a patent that cost $55,970 in fees and $200 in cash.

On May 11, 2007, 100,000 shares of common stock were sold to an investor at $.10 per share for an aggregate cost of $10,000.

On May 11, 2007, 300,000 shares of common stock were given to the Company's attorney as payment for legal fees amounting to $3,000. Common stock was valued at $.01 per share.

On May 11, 2007, 550,000 shares of common stock were given to two consultants as payment of professional fees amounting to $5,500. Common stock was valued at $.01 per share.

Note  5  -  Related  Party  Transactions

The Company utilizes office space and manufacturing facilities provided by its major stockholder and President at no cost. There was no compensation to officers of the Company during the year 2006.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.7502 of the Nevada Revised Statutes (the "NRS") sets forth the conditions and limitations governing the indemnification of officers, directors and other persons. This section provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation in a similar capacity with another corporation or other entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection therewith if certain conditions are met. The required conditions are that (a) the person to be indemnified acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, or (b) the person's action or failure to act did not constitute a breach of his or her fiduciary duties as a director or officer or any such breach did not involve intentional misconduct, fraud, or a knowing violation of law. With respect to a suit by or in the right of the corporation, indemnity may be provided to the persons listed in the above paragraph under Section 78.7502 on a basis similar to that set forth above, except that no indemnity may be provided in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and to the extent that the court in which such action, suit or proceeding was brought or other court of competent jurisdiction determines that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems appropriate. Moreover, Section 78.7502 provides for mandatory indemnification of a director, officer, employee or agent of the corporation to the extent that such person has been successful in defense of any such action, suit or proceeding.

Section 78.751 of the NRS provides that the articles of incorporation, the bylaws, or an agreement made by the corporation may provide that the expenses of an officer or director in defending an action, suit or proceeding must be paid as they are incurred and before the final disposition of the action, upon receipt of an undertaking to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified. Section 78.751 also provides that the indemnification may not be made (unless ordered by a court or for the advancement of expenses made as described in the foregoing sentence) if a final adjudication establishes that the person's acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and was material to the cause of action. Together, Sections 78.7502 and 78.751 establish provisions for determining that a given person is entitled to indemnification.
Section 78.751 also states that the indemnification provided by or granted under these sections is not exclusive of any rights to indemnity or advancement of expenses to which such person may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Both our By-laws and Section 78.752 of the NRS provide that a corporation may purchase insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Our Restated Articles of Incorporation provides that the personal liability of the directors and officers of the Company is eliminated to the fullest extent permitted by the Nevada law. Likewise, our Bylaws provide that the Company will indemnify any director, officer, employee or agent of the Company if certain conditions are met. Further, our Bylaws permits the Company to pay the expenses of the officers and directors incurred in defending a civil or criminal action, suit or proceeding as such expenses are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to be indemnified by the Company.

 ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION. The estimated expenses set forth below, will be borne by the Company.

     Item                                                             Amount

     SEC Registration Fee                                                $24
     Blue Sky fees and expenses                                       $1,000
     Legal Fees and Expense                                          $20,000*
     Accounting Fees and Expenses                                     $5,000
     Transfer and Miscellaneous expenses                              $1,000
                                                                     -------
           Total                                                     $27,024
                                                                     =======

* In consideration of the issuance of 300,000 shares of the company's common stock, Randall W. Heinrich (in his capacity as legal counsel for the company) has agreed to provide legal services on behalf of the company on a reduced-cash basis. No amount of the value of these shares is reflected in the table.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

In connection with the formation of our company, we issued to Lawrence F. Curtin, a director and our President, 2,500,000 shares of our common stock (the "Common Stock"), and (at the direction of Mr. Curtin) we issued to Zechariah Krogen-Curtin, a director, 600,000 shares of Common Stock, in both cases in consideration of the assignment of Mr. Curtin's interest in a certain patent. Because the Curtins' positions with us, the issuance of these shares is claimed to be exempt, pursuant to Section 4(2) of the Securities Act of 1933 (the "Act").

In connection with the formation of our company, we issued to three services-providers (one of whom is one of our officers and directors) an aggregate of 850,000 shares of Common Stock in consideration of services provided separately and their individual agreements to provide additional services to us. These issuances are claimed to be exempt pursuant to Rule 506 of Regulation D under the Act. No advertising or general solicitation was employed in offering these securities. The offering and sale was made only to accredited investors, and subsequent transfers were restricted in accordance with the requirements of the Act.

In May 2007, we sold to one accredited investor 100,000 shares of Common Stock in consideration of a cash payment of $10,000. This issuance is claimed to be exempt pursuant to Rule 506 of Regulation D under the Act. No advertising or general solicitation was employed in offering these securities. The offering and sale was made only to one accredited investor, and subsequent transfers were restricted in accordance with the requirements of the Act. ITEM 27. EXHIBITS

EXHIBIT INDEX

Exhibit
No.           Description

3.01          Restated Articles of Incorporation
3.02          Bylaws
4.01          Specimen Common Stock Certificate
5.01          Opinion of Counsel - filed herewith
23.01         Consent of Berkovits, Lago and Company - filed herewith
23.02         Consent of Legal Counsel - included on Exhibit 5.01 hereof

ITEM 28.  UNDERTAKINGS

     A.     The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

            (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (as amended);

           (ii) Reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes on volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) Include any additional or changed material information on the plan of distribution.

     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     4. For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

     i. Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

     ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

     iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

    iv. Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, or the Securities Act, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ft Pierce, State of Florida on July_____________ _____, 2007.

                                   PHOTOVOLTAIC SOLAR CELLS, INC.


                                   By: /s/ Lawrence F. Curtin
                                   Lawrence F. Curtin,
                                   President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name                              Title                                Date

/S/Lawrence F. Curtin          Director, President               July_____, 2007
Lawrence F. Curtin             (Principal Executive Officer)

/S/ Harvey Judkowitz           Director, Treasurer               July_____, 2007
Harvey Judkowitz               (Principal Financial Officer &
                               Principal Accounting
                               Officer)

/S/ Zechariah Krogen-Curtin    Director, Secretary               July_____, 2007
Zechariah Krogen-Curtin